Exhibit 10.1

Net Lease

by and between

CFRI/Doherty University Avenue, L.L.C.

and

LTX Corporation

dated December 21, 2005

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ARTICLE IX	Mortgage	38
9.1	Rights of Mortgage Holders	38
9.2	Lease Subordinate to Mortgages	39

ARTICLE X	Miscellaneous Provisions	40
10.1	Notices from One Party to the Other	40
10.2	Quiet Enjoyment	40
10.3	Lease not to be Recorded	40
10.4	Bind and Inure; Limitation of Landlord’s Liability	40
10.5	Landlord’s Default; Rent Abatement	41
10.6	Brokerage	42
10.7	Applicable Law and Construction	42
10.8	Submission Not an Offer	44
10.9	Authority of Tenant	44
10.10	Landlord Representations and Warranties	44

EXHIBIT A	-	Plan of Premises
EXHIBIT A-1	-	Subdivision Plan
EXHIBIT A-2	-	Legal Description of Lot
EXHIBIT B	-	Reserved
EXHIBIT C	-	Site Plan Showing Dedicated Parking Area and Rear Parking Area
EXHIBIT D	-	List of Plans and Specifications
EXHIBIT E	-	Projected Budget Line Items
EXHIBIT F	-	Form of Security Deposit Letter of Credit
EXHIBIT G	-	Reserved
EXHIBIT H	-	Form of Park Covenants
EXHIBIT H-1	-	Form of Manager Estoppel Certificate
EXHIBIT I	-	Tenant Signage
EXHIBIT J	-	Schedule of Subsequent Plans subject to Tenant Review Under Section 3.2
EXHIBIT K	-	Pricing Estimate

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ARTICLE I

Reference Data

1.1 Subjects Referred To. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	December 21, 2005

Premises:	The area shown on the plan attached hereto as Exhibit A, containing 56,380 rentable square feet, which the parties agree to be conclusive for all purposes hereunder, in the building known as 825 University Avenue, Norwood, Massachusetts (the “Building”).

Landlord:	CFRI/Doherty University Avenue, L.L.C.

Address of Landlord:	CFRI/Doherty University Avenue, L.L.C. c/o Cabot, Cabot & Forbes 125 Summer Street Boston, MA 02110 Attention: John J. Doherty

Tenant:	LTX Corporation

Address of Tenant:	Prior to the Term Commencement Date: 50 Rosemont Road Westwood, MA 02090 Attention: General Counsel and 50 Rosemont Road Westwood, MA 02090 Attention: Chief Financial Officer

After the Term Commencement Date: 825 University Avenue Norwood, MA 02062-2643 Attention: General Counsel and 50 Rosemont Road Westwood, MA 02090

Attention: Chief Financial Officer

Term:	Ten (10) years, commencing on the Term Commencement Date and, unless sooner terminated pursuant to the provisions hereof, ending at 11:59 p.m. on the day prior to the tenth anniversary of the Term Commencement Date.

Term Commencement Date:	July 1, 2006, subject to adjustment pursuant to Article III below (or earlier in the event Tenant occupies any portion of the Premises for the conduct of business)

Annual Fixed Rent:	Lease Years 1-3	$794,958.00 per annum
($14.10 per rentable s.f.)

	Lease Years 4-6	$855,848.40 per annum
($15.18 per rentable s.f.)

	Lease Years 7-10	$921,813.00 per annum
($16.35 per rentable s.f.)

Lease Year:	The first “Lease Year” shall mean the period beginning on the Term Commencement Date and ending on the day prior to the first anniversary thereof. Each successive Lease Year shall be comprised of succeeding periods of twelve calendar months each from and after the first anniversary of the Term Commencement Date.

Permitted Uses:	Office and research and development laboratory, in compliance with applicable laws and the Park Covenants.

Park Covenants:	That certain Declaration of Covenants, Easements and Restrictions to be recorded with the Norfolk Registry of Deeds, substantially in the form of Exhibit H, to which upon recording this Lease shall be subject. Upon recording of the Park Covenants, Landlord shall deliver to Tenant a manager estoppel certificate in the form attached hereto as Exhibit H-1. For purposes hereof, “Park” shall mean the area of land shown on the Subdivision Plan (defined in Section 2.1 below).

General/Umbrella Liability Insurance Limits:	$5,000,000 combined single limit per occurrence; $5,000,000 annual aggregate.

Total Rentable Floor Area of	166,574 square feet, which the parties agree shall be

the Building	conclusive for all purposes hereunder

Tenant’s Share:	33.85%

ARTICLE II

Premises and Term

2.1 Premises. Landlord hereby leases and demises to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises. Tenant shall have, as appurtenant to the Premises, the right to use in common with others entitled thereto the common facilities (including, without limitation, the public or common plazas, lobbies, corridors, elevators and stairways of the Building, and subject to the Park Covenants, the parking areas, trash enclosures loading areas, pedestrian sidewalks and walkways, landscaped areas, driveways, and other areas or facilities, if any, which are located in the Park, and the right and easement to (a) the exclusive use of the one hundred fourteen (114) parking spaces in the areas labeled “Dedicated to LTX” (the “Dedicated Parking Area”) shown on Exhibit C (the “Site Plan”), (b) the right of its employees, invitees and visitors to continuously use one hundred twelve (112) parking spaces in the Building’s “Rear Parking Area” as shown on the Site Plan, on a non-exclusive and non-dedicated basis (the rights of Tenant under clauses (a) and (b) in this sentence being referred to as “Tenant’s Parking Rights.”), and (c) subject to Section 5.2.3, the exclusive right to construct and use a patio area on the Lot immediately adjacent to the cafeteria/dining area within the Premises. Landlord covenants that prior to the Term Commencement Date, at Landlord’s sole cost and expense, Landlord shall cause to be constructed the entirety of the Rear Parking Area shown on Exhibit C. If any portion of such Rear Parking Area encroaches onto “Lot 2” as shown on the Subdivision Plan (defined below), Landlord, prior to the Term Commencement Date, shall either (i) amend the Subdivision Plan to move the lot line so that the entirety of the Rear Parking Area is on the Lot (defined below) or (ii) cause an easement to be granted for the benefit of Lot 1 pursuant to Section 8(c) of the Park Covenants for the use of such encroaching portion of the Rear Parking Area. The Site Plan is subject to site plan approval by The Norwood Planning Board. Landlord’s obligations in this paragraph are subject to any changes to the parking areas that are required due to site plan approval, provided that (a) in all events Landlord shall provide to Tenant one hundred fourteen (114) Dedicated Parking Spaces and one hundred twelve (112) other parking spaces, and (b) if any Dedicated Parking Spaces are required to be removed from the location shown on the Site Plan, they shall be relocated to the Rear Parking Area.

Landlord reserves the right from time to time to implement reasonable measures, such as the use of parking stickers, applicable on a uniform basis to all tenants in the Building in order to monitor the use of the Building’s parking spaces by Tenant and other tenants in the Building, and Tenant shall reasonably cooperate therewith (the “Parking Monitoring Procedure”).

In addition, Tenant shall have, as appurtenant to the Premises, the exclusive right to use the loading docks shown as the “Dedicated Loading Docks” to be renovated as part of the Base Building Work.

The term “Lot” shall mean “Lot 1,” as shown on that certain Subdivision Plan recorded with the Norfolk Registry of Deeds in Book 546, Page 63 (the “Subdivision Plan”), a copy of which is attached hereto as Exhibit A-1, and as more particularly described in Exhibit A-2.

2.2 Term. TO HAVE AND TO HOLD for a term beginning on the Term Commencement Date and continuing for the Term.

Tenant, and its vendors and consultants, shall have early access to the Premises from and after the date which is thirty (30) days prior to the date Landlord estimates in good faith will be the actual Term Commencement Date and through the Term Commencement Date, upon reasonable notice to Landlord, for planning and design purposes and for general preparation of the Premises for Tenant’s occupancy, including, without limitation, installation of furniture, fixtures, equipment and communications wiring, provided that Tenant will at all times coordinate with Landlord, the general contractor and all subcontractors such that Tenant’s access does not unreasonably interfere with the performance of the Base Building Work, Tenant’s Initial Construction Work or any other work being performed in the Building (provided that any such interference may give use to a Tenant Delay under Article III hereof). Landlord agrees from time to time upon Tenant’s request to specify the date that it estimates in good faith will be the actual Term Commencement Date, but Landlord shall have no liability hereunder and the provisions of this Lease shall not be affected by any such estimate. Such early access shall not be deemed occupancy for the conduct of business for purposes of determining the Term Commencement Date.

2.3 Extension Options.

2.3.1 Tenant shall have the option to extend the Term for two (2) additional periods of five (5) years (each an “Extension Term”) commencing upon the expiration of the original Term referred to in Section 2.2 (the “Original Term”) or the preceding Extension Term, as applicable, provided that Tenant shall give Landlord written notice of Tenant’s irrevocable exercise of such option, subject to Tenant’s rescission right provided below, at least four hundred twenty-five (425) days prior to the expiration of the Original Term, or the current Extension Term, as applicable, and provided further that at both the time of the giving such notice and at the time of the commencement of the applicable Extension Term: (a) the Lease is in full force and effect, (b) Tenant is not in default, beyond applicable notice and cure periods, in the performance or observance of any of the material terms and provisions of this Lease on the part of the Tenant to be performed or observed, and (c) Tenant has neither assigned the Lease nor sublet more than thirty-three percent (33%) of the Premises for a term of more than three (3) years (other than a Permitted Transfer (defined below)). Prior to the exercise by Tenant of such option, the expression “Term” shall mean the Original Term, and after the exercise by Tenant of each option, the expression “Term” shall mean the Original Term as it has been extended by the Extension Term. All the terms, covenants, conditions, provisions and agreements in the Lease contained shall be applicable to each Extension Term, except that (i) the Annual Fixed Rent shall be as set forth below, (ii) no tenant allowance or other concessions shall be paid to Tenant, and (iii) in no event shall Tenant have the right to extend the Term for more than two (2) Extension Terms. If Tenant shall give notice of its exercise of said option to extend in the manner and within the time period provided aforesaid, the Term shall be extended upon the giving of such notice without the requirement of any further action on the part of either Landlord or Tenant. If Tenant shall fail to give timely notice of the exercise of any such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provisions.

2.3.2 The Annual Fixed Rent payable during each Extension Term shall be the amount which is the greater of (i) the Annual Fixed Rent payable for the last year of the then current Term and (ii) ninety-five (95%) percent of the Fair Market Rent for the Premises, as determined below, as of the commencement of the Extension Term. If for any reason the Annual Fixed Rent payable during the Extension Term has not been determined as of the commencement of the Extension Term, until the Annual Fixed Rent for the Extension Term is determined Tenant shall pay Annual Fixed Rent at a rate equal to the amount proposed by Landlord in Landlord’s Rent Notice (defined below). Within ten (10) days after determination of the Annual Fixed Rent Rate in accordance with the provisions hereof, an appropriate adjustment, if any, shall be made between Landlord and Tenant.

For purposes hereof, the “Fair Market Rent” shall mean the fair rent for direct leases of similar class office and research and development space in the Route 128/southern suburban area for the applicable period, free and clear of this Lease, as of the commencement of the applicable Extension Term, under market conditions then existing, taking into account all relevant factors and considerations for a market lease transaction. Fair Market Rent shall be determined pursuant to the following provisions:

2.3.3 Landlord shall give Tenant notice of its determination of the Fair Market Rent for the Premises for the applicable period by the date which is three hundred ninety-five (395) days prior to the commencement of the Extension Term (“Landlord’s Rent Notice”). If Tenant is unwilling to accept Landlord’s estimate of the Fair Market Rent for the Premises as set forth in Landlord’s Rent Notice, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of Landlord’s Rent Notice, then within thirty (30) days after delivery of Landlord’s Rent Notice, Tenant may either (i) irrevocably rescind Tenant’s exercise of the Extension Term by written notice to Landlord (a “Rescission Notice”), or (ii) give notice that Fair Market Rent shall be determined in accordance with the Appraisal Process (hereafter defined) (a “Tenant’s Rent Notice”). If Tenant does not give a Tenant’s Rent Notice or a Rescission Notice within such thirty (30) day period, Tenant shall be deemed to have agreed with Landlord’s determination of the Fair Market Rent. If Tenant gives a Tenant’s Rent Notice, the Fair Market Rent shall be determined by the appraisal process (the “Appraisal Process”) set forth in subparagraph 2.3.4 below. Within twenty days of Tenant giving a Tenant’s Rent Notice, both Tenant and Landlord shall appoint an Appraiser. The Fair Market Rent determination pursuant to Section 2.3 shall be binding on both Landlord and Tenant. If one party appoints an Appraiser and the other party fails to appoint an Appraiser within such time period, the party which failed to appoint an Appraiser may be given notice of such failure, and if such failure continues for ten (10) business days after such notice, Fair Market Rent shall be determined by the single Appraiser who has been appointed.

2.3.4 If Tenant shall timely give a Tenant’s Rent Notice, the following procedures shall apply to such determination:

(a) “Appraiser” shall mean a disinterested real estate professional of recognized competence in the greater Boston area to determine Fair Market Rent who has at least ten (10) years experience in the leasing or appraising of comparable properties in the Route 128/southern suburban area. If the two Appraisers are appointed by the parties as stated in this Section, such Appraisers shall meet promptly and attempt to set the Fair Market Rent. If such Appraisers are unable to agree within thirty (30) days after appointment of the second Appraiser, the two Appraisers shall within ten (10) days after the expiration of such 30-day period, appoint a third Appraiser satisfying the above qualifications. If the two Appraisers cannot agree on a third Appraiser, they shall immediately apply to the President of the Greater Boston Real Estate Board or, if the same refuses to act, to a court of competent jurisdiction, to select a third Appraiser satisfying the above qualifications. The third Appraiser, however selected, shall not have acted previously in any capacity in the prior seven (7) years for either Landlord or Tenant. Each party shall bear the costs of its own Appraiser and one-half of the cost of the third Appraiser.

(b) The third Appraiser shall conduct his own investigation of the Fair Market Rent, shall consider relevant information supplied to him by Landlord or Tenant within twenty (20) days of his appointment, and shall be instructed not to advise either party of his determination of the Fair Market Rent except as follows: When the third Appraiser has made his determination, which shall occur no sooner than twenty-one (21) days and no later than thirty (30) days after the selection of the third Appraiser, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third Appraiser to Landlord and Tenant, on which he shall disclose at a meeting his determination of the Fair Market Rent. Such meeting shall take place in the third Appraiser’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of Fair Market Rent is set forth, the third Appraiser shall place his determination of the Fair Market Rent in a sealed envelope. Landlord’s Appraiser and Tenant’s Appraiser shall each set forth their determination of Fair Market Rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third Appraiser, the determination of the Fair Market Rent by Landlord’s Appraiser and Tenant’s Appraiser shall be opened and examined. If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the two determinations shall be the Fair Market Rent, the envelope containing the determination of the Fair Market Rent by the third Appraiser shall be destroyed, and the third Appraiser shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of Fair Market Rent, the determination of the other party shall prevail and be treated as the Fair Market Rent. If the higher of the two determinations is more than 105% of the amount of the lower determination, the envelope containing the third Appraiser’s determination shall be opened. If the value determined by the third Appraiser is the average of the values proposed by Landlord’s Appraiser and Tenant’s Appraiser, the third Appraiser’s determination of Fair Market Rent shall be the Fair Market Rent. If such is not the case, Fair Market Rent shall be the average of (a) the Fair Market Rent proposed by the third

Appraiser and (b) the Fair Market Rent proposed by either Landlord’s Appraiser or Tenant’s Appraiser, whichever is closest to the determination of Fair Market Rent by the third Appraiser.

2.4 Right of First Offer.

Subject to the rights of Instron Corporation, or its successors and assigns (“Instron”), under that certain Net Lease by and between Instron and Landlord dated August 2, 2004 and evidenced by that certain Notice of Lease dated August 2, 2004 and recorded with the Norfolk Registry of Deeds in Book 22034, Page 118 (the “Instron Lease”), Landlord hereby grants to Tenant a one-time right of first offer with respect to the First Offer Space (hereinafter defined), pursuant to the provisions of this Section 2.4. For purposes hereof, the “First Offer Space” shall mean all rentable space in the Building not demised to Tenant by this Lease.

The first time during the Term of this Lease any First Offer Space shall become “Available” (meaning that Landlord desires to lease to third parties any First Offer Space and such space is not leased by Landlord to Instron), and if at such time (i) the Lease is in full force and effect, (ii) Tenant is not in default, beyond any applicable notice and cure periods, in the performance or observance of any of the material terms or provisions of this Lease on the part of the Tenant to be performed or observed, and (iii) Tenant has neither assigned the Lease nor sublet more than thirty-three percent (33%) of the Premises for a term of more than three (3) years (other than a Permitted Transfer (defined below)), then Landlord shall offer in writing to lease such First Offer Space to Tenant (the “Offer Notice”) on such terms and conditions (including without limitation, rent, term and tenant concessions) as are determined by Landlord in its sole discretion (the “First Offer”). The foregoing covenant shall not prohibit Landlord from marketing First Offer Space at the same time Tenant is considering the First Offer from Landlord, provided that Landlord shall not enter a binding lease of space subject to the First Offer until Tenant rejects or is deemed to have rejected the First Offer. If Tenant rejects the First Offer by notice to Landlord or does not accept the First Offer by written notice to Landlord within five (5) business days of the date the Offer Notice is given to Tenant, the First Offer shall conclusively be deemed to have been rejected by Tenant; thereafter, Landlord shall be free to lease such space to other parties; provided, however, (A) Landlord agrees not to enter into a lease of such space if the rent under such lease would be less than ninety percent (90%) of the rent in Landlord’s First Offer to Tenant, or if the value of the tenant concessions under such lease would be more than 110% of the value of the tenant concessions in Landlord’s First Offer to Tenant, without first again offering the subject space to Tenant pursuant to the foregoing procedure, and (B) if Landlord has not entered into a lease within 270 days following the rejection or deemed rejection by Tenant of Landlord’s First Offer for such space, then the provisions of this Section 2.4 shall apply to Landlord and Tenant with respect to the previously offered and unleased space as if such unleased space had not been offered to Tenant.

Notwithstanding any provision herein to the contrary, Landlord shall have no obligation to make the First Offer to Tenant under this Section 2.4 if at such time as the First Offer would otherwise be required to be made hereunder there are 364 or fewer days remaining in the Term, as the same may have been extended at such time.

If Tenant timely accepts the First Offer pursuant to the provisions hereof, Tenant and Landlord shall execute and deliver to each other within 30 days following Tenant’s acceptance of the First Offer, a lease substantially in the form of this Lease, modified to reflect the terms set out in the Offer Notice (the “First Offer Lease”), provided that, except to the extent contained in the Offer Notice, it is agreed that Landlord will not be obligated to undertake any tenant improvements or provide a tenant allowance therefor, and there will be no extension, expansion or first offer rights in the First Offer Lease.

Landlord’s failure to deliver and any delay in delivering any First Offer Space for any reason beyond Landlord’s control (including, without limitation, the continued occupancy of any such space by a prior occupant thereof or the holding over of any tenant whose lease has expired or been terminated) shall not give rise to any liability of Landlord hereunder, and shall not affect the full force and validity of this Lease; provided however (i) Landlord shall diligently use reasonable efforts to remove the cause for delay in delivering the First Offer Space, including institution of a summary process action against any tenant which wrongfully holds over for more than sixty (60) days, and (ii) that it shall relieve Tenant of any liability under the First Offer Lease until the First Offer Space is delivered to Tenant, and provided further that if such space is not delivered within six months after the estimated delivery date stated in the First Offer Notice, Tenant may, at its exclusive remedy for such space not being so delivered, in the thirty (30) day period after such six month period, terminate the First Offer Lease by notice to Landlord. Any and all portions of the First Offer Space for which Tenant validly accepts Landlord’s offer and executes a First Offer Lease or amendment to this Lease, as the case may be, as set forth herein shall be delivered to Tenant, broom clean and free of all occupants, in its then “As Is,” “Where Is” condition, with all faults and without representation, warranty or guaranty of any kind by Landlord to Tenant, except to the extent otherwise provided in the Offer Notice. Time is of the essence with respect to the provisions hereof.

ARTICLE III

Initial Construction Work

3.1 Condition of Premises; Base Building Work. Except as expressly set forth in this Lease, Tenant acknowledges that it has had an opportunity to inspect the Premises, and the Premises are leased to Tenant in their “AS-IS,” “WHERE IS” condition, without representation, warranty or guaranty of any kind.

Notwithstanding the foregoing, subject to the following provisions, Landlord, at Landlord’s sole expense, shall complete the renovation of the Building (the “Base Building Work”) in accordance with the “Base Building Work Plans” (hereafter defined).

3.2 Tenant’s Initial Construction Work; Tenant Delays. Subject to the provisions hereof, Landlord shall undertake the work described in the “Plans” (hereafter defined) to prepare the Premises for Tenant’s use and occupancy (“Tenant’s Initial Construction Work”) using contractors and subcontractors selected by Landlord, at Tenant’s cost and expense.

Attached hereto as Exhibit D is a list of plans and Outline Specifications, which includes a chart entitled “825 University Avenue, Mechanical, Electrical, Plumbing and Fire Protection

Allocation of Responsibility Between Landlord and Tenant Work” (the “MEPFP Chart”). For purposes hereof, “Base Building Work Plans” shall mean the plans (or parts thereof) listed in Exhibit D and the work described in the Outline Specifications attached as part of Exhibit D which appear under the headings “Architectural”, “Building Core”, “Structural” and “Site Logistics”, and those portions of the work under the heading “Mechanical, Electrical, Plumbing/Fire Protection” which are allocated to “Landlord” on the MEPFP Chart. For purposes hereof, “Plans” showing Tenant’s Initial Construction Work shall mean the plans (or parts thereof) listed in Exhibit D and the work described in the Outline Specifications attached as part of Exhibit D which are not Base Building Work Plans as defined in the immediately preceding sentence.

Landlord and Tenant acknowledge that the Plans for Tenant’s Initial Construction Work are schematic plans and will evolve following execution of this Lease. Tenant shall be entitled to attend the design meetings which Landlord has with the architect leading to the preparation of the subsequent sets of Plans for Tenant’s Initial Construction Work listed on Exhibit J, and in connection therewith Landlord shall cause Tenant’s reasonable comments to be incorporated in the preparation of such plans. Tenant shall review subsequent sets of Plans for Tenant’s Initial Construction Work listed on Exhibit J as they evolve for the purpose of identifying any inconsistency between the Plans and such subsequent sets and any item shown on any subsequent set which is not a logical evolution of the Plans or any subsequently approved prior set (collectively, “Inconsistencies”). Failure of Tenant to, with specificity in writing, identify any Inconsistencies and to request modification within five (5) business days of receipt of such subsequent sets shall constitute deemed acknowledgement that such subsequent sets are consistent, and any later identification of Inconsistencies which delays construction, or any later request for modification, shall constitute a Tenant Delay. Notwithstanding the foregoing, Landlord and Tenant hereby agree that the plan changes and scope changes described as “Value Engineering Scope Changes” on Exhibit K will not result, and have not resulted, in a Tenant Delay, and shall be deemed a part of Tenant’s Initial Construction Work (it being acknowledged that such changes have not yet been incorporated into the Plans).

A pricing estimate for Tenant’s Initial Construction Work is attached hereto as Exhibit K. Landlord shall use reasonable efforts to enter into a guaranteed maximum price construction contract for Tenant’s Initial Construction Work in accordance with the attached estimate within thirty (30) days hereof, which contract shall include allowances, assumptions, provisions for unforeseen circumstances and similar customary provisions which may result in costs in excess of the guaranteed maximum price. Nothing contained herein shall be construed as a guaranty by Landlord as to the actual costs which will be incurred for the Tenant’s Initial Construction Work. Landlord agrees to provide Tenant with a copy of such contract promptly after its execution. Landlord also agrees that the contract it enters into for the Base Building Work will be substantially the same as the contract for the Tenant’s Initial Construction Work and Landlord, on request, shall provide a copy (with proprietary information redacted) of the contract for the Base Building Work.

Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals to the Plans (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal within seven (7) business days after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (“Change Order Costs”) associated with such Change Proposal, including a reasonable breakdown of estimated hard and soft costs, as well as an estimate of any delay which would likely result in the completion of Tenant’s Initial Construction Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) business days after receipt of such Landlord’s Change Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) business day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be paid by Tenant to Landlord as Additional Rent in the same manner that TI Cost is paid, and Landlord shall perform such Change Order. Landlord agrees to make available to Tenant on request on an “open book” basis all relevant information from the general contractor regarding the additional costs and fees incurred as a result of any Change Order. Tenant covenants that if Tenant Delay (hereafter defined) shall delay commencement of the Term for more than sixty (60) days, the obligation to pay Annual Fixed Rent or Additional Rent shall commence upon the sixty-first (61st) day of delay even if the Term Commencement Date has not occurred, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant. Solely for the purposes of determining the obligation to pay Annual Fixed Rent and Additional Rent, Tenant’s Initial Construction Work shall be deemed substantially completed as of the date when Tenant’s Initial Construction Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment, but the foregoing shall not relieve Landlord of the obligation to diligently pursue and complete Tenant’s Initial Construction Work. A Tenant Delay shall mean (i) Tenant’s failure to timely to respond to any request for information or clarification from Landlord, Landlord’s architect or Landlord’s contractor within four (4) business days, unless another time period is otherwise specified herein, (Landlord agrees to give notice to Tenant promptly after such failure, but a Tenant Delay pursuant to this subsection (i) shall commence to accrue upon the expiration of the 4-business day period), or (ii) Tenant’s failure to pay the TI Cost in accordance with this Section 3.2 to the extent the same results in an actual delay in the completion of the Tenant’s Initial Construction Work, or (iii) any delay due to changes, alterations or additions required or made by Tenant to the Plans, including, without limitation, Change Orders.

Tenant shall pay all actual costs incurred by Landlord in completing Tenant’s Initial Construction Work (including all design and engineering costs) (the “TI Cost”), provided that design and engineering costs shall not exceed those payable under the proposal from Spagnolo Gisness & Associates dated October 12, 2005, a copy of which has been provided to Tenant, provided that such costs may increase due to the increase in square footage of the Premises of approximately 2,630 s.f., and provided further that if there are changes to the scope of work or Change Orders which increase the actual cost to Landlord, Tenant shall be responsible for such increased cost. Landlord shall, from time to time, but not more than monthly, deliver to Tenant a notice of reimbursement setting forth the amount due to third parties in connection with Tenant’s Initial Construction Work (a “Requisition”). Such Requisition for payment shall contain copies of invoices or other evidence of the costs incurred. Tenant shall pay to Landlord an amount equal to the amount due under each Requisition as Additional Rent within fifteen (15) days. Upon completion of Tenant’s Initial Construction Work, Landlord shall provide copies of lien waivers from all contractors, subcontractors and suppliers performing Tenant’s Initial Construction Work, and a notice to Tenant setting forth in reasonable detail the total cost of Tenant’s Initial Construction Work, together with the balance, if any owed by Tenant to Landlord or the amount of any credit to which Tenant is entitled, but the failure to provide any lien waivers shall not excuse Tenant’s obligation to timely pay the balance owed by Tenant to Landlord. If Tenant owes a balance to Landlord, Tenant shall pay such amount to Landlord within fifteen (15) days of such notice. If Tenant is entitled to a credit, such amount shall be paid to Tenant with the delivery of such notice.

Landlord agrees to use reasonable efforts and due diligence to have the Base Building Work and Tenant’s Initial Construction Work (collectively, the “Work”) substantially completed by July 1, 2006, subject to delays beyond Landlord’s reasonable control and Tenant Delays. Landlord shall perform (i) the Base Building Work in a good and workmanlike manner and in compliance with all applicable Laws (as defined in Section 5.1.4 below), at Landlord’s sole cost and expense, and (ii) Tenant’s Initial Construction Work in a good and workmanlike manner and in compliance with all applicable Laws (as defined in Section 5.1.4 below), at Tenant’s sole cost and expense, but Tenant shall not be obligated to incur any expense in order to bring the Premises into compliance with applicable Laws which the Premises do not comply with as of the date hereof, and Landlord shall be responsible for the same (except to the extent Tenant is obligated to pay for Tenant’s Initial Construction Work, some of which will include code compliance matters). Landlord shall in no event be liable to Tenant or any other party, and Tenant’s obligations shall not be reduced hereunder in the event such construction work is not substantially completed by such date, provided that Landlord continues to use reasonable efforts and due diligence to complete such work. In the event Landlord is unable to deliver possession of the Premises with the Work substantially complete and all systems serving the same in good and operational condition on July 1, 2006, subject to Tenant Delay, the Term Commencement Date shall be delayed until Landlord is able to deliver the Premises in such condition. Landlord agrees to continue to use reasonable efforts and due diligence to complete the Work, but Tenant shall have no right to terminate this Lease if Landlord fails to deliver the Premises by such date. In the event the Term Commencement Date does not occur by December 31, 2007 (the “Outside Date,” which date shall be extended by delays attributable to Tenant Delay but not due to Force Majeure Events), Tenant may, as Tenant’s exclusive remedy for late delivery of the Premises, terminate this Lease by written notice to Landlord within thirty (30) days after the Outside Date.

Tenant’s Initial Construction Work and the Base Building Work shall be deemed substantially completed on the later of (i) the date the same is completed as determined in good faith by Landlord’s architect, with the exception of minor items which would not interfere with Tenant’s business operations at or access to the Premises (collectively, “Punch List Items”), and (ii) a temporary Certificate of Occupancy for the Premises is issued for the Permitted Uses. Landlord agrees to complete all Punch List Items within forty-five (45) days of substantial completion of Tenant’s Initial Construction Work. Landlord agrees to diligently pursue the issuance of a permanent Certificate of Occupancy for the Premises and to indemnify and hold Tenant harmless against any direct (but not consequential) damages Tenant suffers in the event that the temporary Certificate of Occupancy is revoked, unless such revocation is due to the negligence or misconduct of Tenant, provided that Tenant agrees to accept reasonable alternate space from Landlord (if Landlord arranges for the same to be available) in order to mitigate the direct damages incurred by Tenant.

3.3 Contractor Warranties. Landlord shall obtain from the general contractor(s) performing the Base Building Work and Tenant’s Initial Construction Work and from the applicable subcontractor performing portions thereof, construction warranties that for a commercially reasonable period (but no less than one year) such work shall be free of material defects in workmanship and materials and conforms in all material respects to Exhibits D and D-1, as applicable, and commercially reasonable warranties on all newly installed or updated systems which serve the Premises jointly with other parts of the Building or exclusively. Upon receipt of notice from Tenant, Landlord agrees diligently to pursue the correction of any defective items of the Base Building Work and Tenant’s Initial Construction Work which are incomplete or do not conform to the Exhibits, and of all warranty claims on the systems (the “Warranty Work”), the cost of which pursuit shall be the responsibility of Landlord in connection with the Base Building Work and of Tenant in connection with Tenant’s Initial Construction Work, and Tenant shall pay such cost as Additional Rent upon Landlord’s invoice therefor.

ARTICLE IV

Rent

4.1 Annual Fixed Rent. Tenant covenants and agrees to pay rent to Landlord at the Original Address of Landlord or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct, Annual Fixed Rent, in equal installments of 1/12th of the Annual Fixed Rent in advance on the first day of each calendar month included in the Term from and after the Term Commencement Date; and for any portion of a calendar month at the beginning or end of the Term, at that rate payable for such portion of such calendar month.

4.2 Additional Rent. Annual Fixed Rent reserved in this Lease is NET of utilities, cleaning, taxes and costs of Landlord’s Services, all as more particularly set forth herein except as expressly otherwise provided herein. In order that the Annual Fixed Rent shall be so net to Landlord, Tenant covenants and agrees to pay the following, as Additional Rent from and after the Term Commencement Date:

4.2.1 Real Estate Taxes. Tenant shall pay to Landlord in accordance with Section 4.2.6 below: (i) Tenant’s Share of all taxes, assessments (special or otherwise), levies, fees, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time during the Term hereof, payable, imposed or levied upon or assessed against the Building and the Lot, or against any Annual Fixed Rent, Additional Rent or other rent of any kind or nature payable to Landlord by Tenant on account of the ownership, leasing or operation of the Building or Lot, or which arise on account of or in respect of the ownership, development, leasing, operation, or use of the Building or Lot, excluding interest and penalties not attributable to Tenant’s default, and (ii) all charges for utilities furnished to the Premises which may become a lien on the Premises (collectively “taxes and assessments” or if singular “tax or assessment”); provided that for any fraction of a tax or assessment period, or installment period thereof, included in the Term at the beginning or end thereof, Tenant shall pay to Landlord, within 20 days after receipt of invoice therefor, Tenant’s Share of the fraction of taxes and assessments so levied or assessed or becoming payable which is allocable to such included period, and provided further that Landlord shall elect to pay any special assessment over the maximum time period permitted by law. Taxes shall not include penalties or interest for the late payment of taxes or assessments, unless such late payment is attributable to an act or omission of Tenant. The amount of special taxes or special assessments shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined.

In the event that at any time Tenant is liable for the payment of real estate taxes and the Lot has not been recognized as a separate tax lot as shown on the Subdivision Plan, the real estate taxes for which Tenant shall be responsible for Tenant’s Share shall be calculated on the basis of (a) 100% of the real estate taxes on the Building, and (b) 44% of the real estate taxes on the original land area of approximately 47.15 acres. The parties further acknowledge that the Park Covenants provide in certain circumstances for an allocation of real estate taxes among lots in the event of a subdivision, and in the event of such allocation, the real estate taxes for which Tenant is responsible hereunder shall reflect any such allocation.

Landlord agrees diligently to pursue, and use good faith efforts to obtain from the Town of Norwood, an amendment to the existing Tax Increment Financing Agreement (the “TIF Agreement”) based upon Tenant’s intended occupancy of the Building. The failure to obtain an amendment to the TIF Agreement for any reason shall not modify in any way Tenant’s obligations hereunder. However, if an amendment to the TIF Agreement is obtained on behalf of Tenant, real estate taxes payable hereunder by Tenant shall be equitably adjusted so that Tenant receives one hundred (100%) percent of the benefit of such TIF Agreement allocable to the Premises contemporaneously with the time periods during which such benefits are realized. Conversely, if a separate or amended TIF Agreement is or has been obtained for any other tenant from time to time, Tenant shall not share in any benefit therefrom in the calculation of real estate taxes payable by Tenant.

Landlord shall be responsible for all of its costs and expenses associated with attempting to obtain an amendment to the TIF Agreement for Tenant. Landlord shall keep Tenant informed of the progress of its efforts to obtain an amendment to the TIF Agreement, and Tenant agrees, upon request of Landlord, to reasonably cooperate with and provide information to Landlord in connection with Landlord’s effort to obtain an amendment to the TIF Agreement for Tenant.

Nothing contained in this Lease shall, however, require Tenant to pay any franchise, corporate, estate, inheritance, succession capital levy or transfer tax of Landlord, or any income, profits or revenue tax or charge upon the rent payable by Tenant under this Lease unless (a) such tax is imposed, levied or assessed in substitution for any other tax or assessment which Tenant is required to pay pursuant to this Section 4.2.l, or (b) if at any time during the Term of this Lease, the method of taxation shall be changed such that in lieu of taxes now payable there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received from the Premises and/or any tax or assessment measured by or based, in whole or in part, upon such rents or measured in whole or in part by income from the Premises (if in computing such rents or income there is not allowable as a deduction for the taxable year substantially all of the depreciation or interest deductions allowed for federal income tax purposes for the taxable year), or upon the value of the Premises or any present or future improvement or improvements on the Premises, in which case all such taxes and assessments or the part thereof so measured or based (“Substitute Taxes”), shall be payable by Tenant, provided however, Tenant’s obligation with respect to the aforesaid Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Premises were the only property of Landlord, and, in any event, Tenant shall only pay Tenant’s Share of any such Substitute Taxes assessed against the Building and the Lot in accordance with the second paragraph of Section 4.2.1. Landlord shall promptly furnish to Tenant (i) copies of all tax bills concerning the Premises, Building or Lot, and (ii) a copy of any notice of any public, special or betterment assessment received by Landlord concerning the Premises, Building or Lot, as and when received in each case.

4.2.2 Tax Fund Payments. At Landlord’s election, Tenant shall as Additional Rent, in accordance with the terms of Section 4.2.6 below, make tax fund payments to Landlord. “Tax fund payments” refer to such payments as Landlord shall reasonably determine (based on the most recently available information regarding estimated or actual taxes from time to time) to be sufficient to provide in the aggregate a fund adequate to pay Tenant’s Share of all taxes and assessments referred to in Section 4.2.1 when they become due and payable. If the aggregate of said tax fund payments is not adequate to pay all of Tenant’s Share of said taxes and assessments, Tenant shall pay to Landlord the amount by which such aggregate is less than the amount of Tenant’s Share of all said taxes and assessments, such payment to be made on or before twenty (20) days after receipt by Tenant of notice from Landlord of such amount. Any balance remaining after such payment by Landlord shall be returned to Tenant annually. In the event of any Default under the terms of this Lease, any part or all of said reserve fund may, at the election of Landlord, be applied to any of Tenant’s obligations under this Lease and the balance shall be returned to Tenant forthwith.

4.2.3 Insurance. Commencing upon execution of this Lease, Tenant shall take out and maintain from the Term Commencement Date, or earlier if Tenant exercises Tenant’s right of access under Section 2.2, and during the Term the following insurance, the premiums under which shall be paid by Tenant directly to such insurer.

4.2.3.1 Commercial General Liability insurance, written on an occurrence form, naming Landlord, its property manager, or any mortgagee of which Landlord notifies Tenant as an additional insured and with such additional insureds as Landlord from time to time may designate by notice to Tenant, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1, and, from time to time during the Term upon no less than ninety (90) days’ prior notice of an increase, shall be for such higher limits, if any, as are commercially reasonable and customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and worker’s compensation insurance with statutory limits and Employers’ Liability insurance with limits of $1,000,000 each accident, $1,000,000 each disease and $1,000,000 policy limit (as such limits may reasonably be increased by Landlord based upon amounts customarily carried in the area in which the Premises are located covering all of Tenant’s employees working on the Premises. Tenant’s Commercial General Liability insurance policy shall include an endorsement providing that the insurance afforded under Tenant’s policy is primary insurance with respect to Landlord, and such other additional insureds as Landlord may designate, and that any other insurance maintained by Landlord is excess and non-contributing with the insurance required hereunder.

4.2.3.2 (i) “All Risk” or Special Form property insurance including, but not limited to, fire, extended coverage, vandalism and malicious mischief coverage upon all property owned by Tenant and located in the Building (including without limitation all items Tenant is obligated to remove pursuant to Section 5.1.10 hereof), in the full replacement cost thereof; and (ii) Extra Expense or, if applicable, Business Income Insurance (i.e. business interruption insurance) in an amount sufficient to reimburse Tenant for loss of use of the Premises for a period of at least twelve (12) months attributable to the prevention of access to the Building or Premises as a result of the perils insured in clause (i) above.

4.2.3.3 Tenant shall pay to Landlord, in accordance with Section 4.2.6 below, Tenant’s Share of insurance premiums incurred by Landlord for the insurance required or permitted to be carried by Landlord pursuant to the provisions of Section 6.1(g) and shall pay 100% of any increase in insurance premiums attributable to Tenant’s particular use of the Premises for uses other than office and research and development laboratory consistent with Tenant’s current research and development laboratory use as of the Date of this Lease.

4.2.3.4 All policies required under this Section 4.2.3 shall be obtained from responsible companies qualified to do business in the state in which the Premises are located and in good standing therein, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval, which approved shall not be unreasonably withheld, delayed or conditioned. Insurance companies with a current A.M. Best rating of “A-” and a Financial Category Class IX or better are acceptable. Tenant agrees to furnish Landlord with certificates of such insurance prior to the beginning of the Term hereof and upon the renewal of any such policy. Each such policy shall be non-cancelable with respect to the interest of Landlord and the holders of any mortgages on the Premises without at least 30 days’ prior written notice thereto. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific amount of coverage to the Premises, which allocation shall be sufficient in amount to satisfy the requirements of this Section 4.2.3.

4.2.3.5 All insurance which is carried by either party with respect to the Premises, the Building, the Lot, or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include an appropriate clause in, or endorsement on, any property insurance policy on the Premises or the Building and the Lot or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party, its respective agents or employees. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others resulting from fire or other perils covered or required to be covered under the terms of this Lease by such property insurance regardless of the cause or origin of such loss or damage, including, but not limited to, the negligence of such other party or its agents or employees. For purposes of this Section 4.2.3.5, Landlord and Tenant shall be deemed to have been required to carry property insurance coverage equal to 100% of the full replacement value of their respective property with an agreed amount endorsement. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected, or would have been protected had all insurance required hereunder been maintained, by insurance containing said non-subrogation provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance (or over the amount which would have been recovered had all insurance required hereunder been maintained). Tenant shall not acquire any right to participate in the adjustment of loss or to receive insurance proceeds from any policy of insurance carried on the Premises by Landlord for any loss to the Landlord’s interest in the Premises, the Building or the Lot, including the improvements thereto.

4.2.4 Utilities. All utilities used and consumed on the Premises shall be separately metered or sub-metered by Landlord, at its expense, as part of the Base Building Work. Tenant shall contract directly with and pay directly to the proper authorities charged with the collection thereof all charges for gas, electricity, telephone and other utilities or services (other than water and sewer, the bill for which shall be rendered to Landlord by the Town of Norwood) separately metered and used or consumed on the Premises, whether called charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Tenant shall pay directly to the Town of Norwood bills for water and sewer service to the Premises promptly upon receipt thereof from Landlord. Tenant shall pay to Landlord, in accordance with Section 4.2.6, Tenant’s Share of all utilities for common areas and systems and any other such utilities for the exterior of the Lot.

For purposes of this Section 4.2.4, Tenant acknowledges and agrees that “normal and customary operations” shall be deemed to occur notwithstanding inconvenience which does not materially interfere with the conduct of Tenant’s business and that Landlord may provide temporary power or other utilities by such means as a temporary generator, in which event no interruption or failure in the supply of utilities to the Premises shall be deemed to have occurred.

4.2.5 Maintenance and Expenses. Subject to Section 4.2.6, Landlord shall maintain, repair and replace the common areas of the Lot and the exterior and common areas of the Building so as to keep them in good repair and in a clean and orderly condition. Landlord shall make all repairs, alterations, additions or replacements to the common areas of the Lot and the Building required to maintain the same in compliance with applicable Laws. Landlord shall provide Lot and Building maintenance and other services consistent with similar buildings in the area (“Landlord Services”), which includes, without limitation, the following services: maintaining in reasonably good condition all lawns and planted areas within the Lot and the Park; maintenance and snow plowing of parking areas, sidewalks and driveways within the Lot; cleaning of the common facilities of the Building and the Lot, including, without limitation, exterior (but not interior, unless requested by Tenant, and then at Tenant expense) window cleaning; repair and maintenance (and all necessary replacement) of the exterior of the Building (including the foundation, structure, parking lot, exterior walls, roof and exterior windows) and all fixtures and equipment located in the Building and not serving exclusively the Premises (including, without limitation, plumbing and electrical fixtures and equipment not serving exclusively the Premises) so as to keep the same in good working order, condition and repair; and maintenance of all life safety and all electrical and other utility systems other than those serving exclusively the Premises.

With respect to maintenance and repair of fixtures and equipment serving exclusively the Premises (including without limitation heating, ventilation, plumbing, electrical, air conditioning and mechanical fixtures and equipment), Tenant shall be responsible for maintenance and repair therefor, as provided in Section 5.1.3. Landlord has agreed to enforce contractor warranties pursuant to Section 3.3, but such agreement shall not relieve Tenant of its obligations under this Section 4.2.5. Any capital replacement of such fixtures or equipment (or any component thereof) serving exclusively the Premises shall be the responsibility of Landlord unless due to the failure of Tenant to maintain and repair as herein provided.

Tenant shall pay to Landlord, as Additional Rent, in accordance with Section 4.2.6, Tenant’s Share of the charges actually incurred by Landlord for Landlord’s Services, including any commercially reasonable management fee (provided the same shall not exceed three (3%) percent of gross rent for the Building), and commercially reasonable Building labor expenses, but excluding any charge for Landlord’s general overhead and administrative costs, and excluding charges for replacement (as opposed to maintenance and repair) of building foundation, structure, parking lot, exterior walls and roof. There shall be included in Additional Rent the cost of any capital item installed by Landlord (i) which is reasonably projected by Landlord in good faith based on engineering estimates to reduce Additional Rent or (ii) which is required to be installed by Landlord pursuant to Section 5.1.4 in order to comply with a legal requirement or interpretation thereof first arising after the Date of this Lease, in each case as amortized over the reasonable projected useful life of the item, with interest at the rate of interest charged to Landlord (or, if Landlord does not finance such item, the rate that Landlord reasonably determines would have been charged had Landlord financed such item). In no event shall the charges actually incurred by Landlord for Landlord’s Services of which Tenant pays Tenant’s Share include any of the following: (a) interest or amortization payments of any mortgage on the Building or the Lot; (b) expenses incurred in refinancing the Building or the Lot; (c) any cost or expenditure for which Landlord has been reimbursed by insurance proceeds or condemnation proceeds (to the extent of the amount so reimbursed); (d) costs which have been reimbursed under warranties provided to Landlord by contractors who have warranty obligations; (e) costs incurred to monitor, remove, remedy, contain or treat any Hazardous Materials on, in or about the Building or the Lot (including, without limitation, Hazardous Materials in the ground water or soil); (f) costs, fees and expenses associated with the formation and administration of the ownership entity constituting Landlord, and of its affiliates, such as costs of tax returns or appraisals (but excluding annual financial statements);(g) payments of any rent by Landlord on account of any ground lease of the Lot; (h) costs of work or services for particular tenants (including Tenant) that are separately reimbursable to Landlord by such tenants; (i) advertising, marketing costs, and leasing commissions associated with leasing space in the Building; (j) costs of so-called leasehold improvements to rentable areas in the Building; (k) the cost of capital items, except to the extent expressly permitted above; (l) costs for which Landlord is reimbursed by third parties; (m) costs paid directly by individual tenants to suppliers, including tenant electricity and telephone costs; (n) legal and accounting expenses related to lease negotiations and enforcement of leases; (o) salaries and other labor expenses of persons employed by or on behalf of Landlord above the level of property manager or similar title; (p) charitable and political contributions; (q) interest or penalties for late payment by Landlord except to the extent attributable to late payment by Tenant; (r) compensation paid to any Building employee to the extent that the same is not fairly allocable to the work or service provided by such employee to Landlord’s Property; (s) any bad debt loss, rent loss or reserves for bad debts or rent loss; (t) any expenses which are not paid or incurred in respect of the Building or the Lot but rather in respect of other real property owned by Landlord or affiliates of Landlord; (u) costs incurred with respect to a sale or transfer of all or any portion of the Building or any interest therein or in any person of whatever tier owning an interest therein; (v) amounts paid to subsidiaries or other affiliates of Landlord for services to Landlord’s Property to the extent only that the costs of such services exceed the costs if such services had been rendered by an unaffiliated party; (w) depreciation, amortization (except as otherwise expressly provided herein) and other non-cash charges; (x) except as specifically included above, any costs of Landlord’s general corporate and general administrative and overhead expenses; (y) costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Property; (z) costs (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any negligence of Landlord; (aa) any utility or other service used or consumed in the premises leased or leasable to any tenant or occupant, including, without limitation, gas, electricity, water, and sewer, if Tenant’s use or consumption of such utility or other services is separately metered or sub-metered at the Premises or Tenant is charged a separate amount therefore; (bb) costs of repairs, restoration or replacements occasioned by fire or other casualty or caused by the exercise of the right of eminent domain, whether or not insurance proceeds or condemnation award proceeds are recovered or adequate for such purposes. In any calendar year in which the average annual occupancy of the building is less than ninety-five percent (95%), the cost of Landlord’s Services shall be equitably adjusted to reflect those expenses which are variable based upon the actual occupancy of the Building. In no event may Landlord collect more than the amount actually incurred by Landlord in connection with the provision of Landlord’s Services. Tenant acknowledges that Landlord Services may include charges under the Park Covenants and that some Landlord Services, such as snowplowing and landscaping, may be provided to the entire Park, in which event the cost thereof shall be allocated to the Building on an equitable basis as more particularly described in the Park Covenants, but in no event shall (i) late fees, interest or penalties due under the Park Covenants, (ii) costs of enforcement, administration, or breaches of, the Park Covenants, or (iii) costs identified in, or related to, Sections 5(b) and 9(b) of the Park Covenants, be included in the amounts due hereunder. Tenant shall be responsible for Tenant’s Share of the cost of Landlord’s Services for the Building and the Lot. Landlord covenants to promptly pay all amounts due from it under the Park Covenants.

4.2.6 Payments on Account of Taxes, Insurance, Utilities and Maintenance Expenses. Tenant shall pay to Landlord as Additional Rent, on the first day of each month during the Term, such amounts as Landlord may reasonably determine based upon the Projected Budget (hereafter defined) will be sufficient to provide in the aggregate funds adequate to pay all amounts to be paid by Tenant to Landlord pursuant to Sections 4.2.1, 4.2.2, 4.2.3.3, the last sentence of 4.2.4 and 4.2.5 hereof, respectively, as and when such amounts become due and payable, and all such payments under this Section shall to the extent thereof relieve Tenant of its reimbursement obligations under said Sections. Not later than one hundred twenty (120) days after the end of each calendar year ending during the Term and after Lease termination, Landlord shall render a statement (“Landlord’s Statement”) in reasonable detail, which shall be in accordance with generally accepted accounting principles, showing for the preceding calendar year or fraction thereof, as the case may be, the actual total cost of Landlord Services, and any utilities, insurance and taxes payable by Tenant hereunder. With Landlord’s Statement, Landlord shall provide to Tenant a projected budget for the applicable year, prepared in accordance with generally acceptable accounting procedures (the “Projected Budget”). The line items which are currently anticipated to be on the annual Projected Budget are listed in Exhibit E, but the same may be changed to reflect changes in law, market conditions, unforeseeable circumstances, and matters beyond Landlord’s reasonable control provided (i) the same are consistent with customary services provided by similar class buildings in the areas of the Building or are required to be provided hereunder, both parties acknowledging that such services may include any regional transportation shuttle funded or paid for either partially or wholly by Landlord and owners of other properties in the area of the Building, and (ii) in no event shall the line items include the items excluded in this Article IV. An appropriate payment by Tenant as Additional Rent (or credit by Landlord against Tenant’s future payments on account of Landlord’s Services, Taxes, insurance and utilities), shall be made within thirty (30) days after Landlord’s Statement is delivered to Tenant provided that if Tenant is not in Default hereunder, at Tenant’s request any balance owed to Tenant shall promptly be paid to Tenant following Landlord’s delivery of Landlord’s Statement. At the end of the Term, any balance owed to or excess paid by Tenant under this Section shall be paid to Landlord or to Tenant, as the case may be, promptly upon the completion of the Term.

4.2.7 Tenant’s Audit Rights. Upon written request of Tenant not more than once annually, Landlord agrees to make its books and records (including, without limitation, relevant backup materials in Landlord’s possession or control) (collectively, the “Audit Records”) relating to Landlord’s Services and any utilities, insurance and taxes payable by Tenant hereunder for the prior calendar year available for examination and audit during normal business hours at Landlord’s principal office in the greater Boston area, at its manager’s office in the greater Boston area, or at the Building; provided that any such examination or audit shall be by an employee of Tenant or Tenant’s certified public accounting firm, the fees of which are not determined on a contingent basis, shall be at Tenant’s sole cost and expense, unless such audit reveals an overstatement of five (5%) percent or more, in which case Landlord shall pay the costs of such audit, and may be conducted for any particular calendar year only if a notice is sent by Tenant requesting the same not later than sixty (60) days following delivery of Landlord’s Statement for the applicable calendar year. A Landlord representative shall, upon reasonable notice and at reasonable times, meet with Tenant at Landlord’s principal office or its manager’s office to discuss the Audit Records. If Tenant’s audit discloses a discrepancy which the parties agree (or a court of competent jurisdiction determines in a final non-appealable order) involves an overcharge to Tenant, Landlord shall promptly refund Tenant the overpayment by Tenant.

4.3 Late Payment of Rent. If any installment of Annual Fixed Rent or payment of Additional Rent is paid (i) more than five (5) days after receipt of notice from Landlord, which notice Landlord shall be obligated to give only twice during any 12-month period or (ii) if Landlord is not obligated to give notice pursuant to this paragraph, more than five (5) days after the date the same was due, Tenant shall pay as Additional Rent a late fee of four (4%) percent of the amount due. In addition, if any installment of Annual Fixed Rent or payment of Additional Rent is not paid when due, the amount due shall bear interest from the due date at the prime commercial rate published by The Wall Street Journal, as it may be adjusted from time to time, plus four percent per annum, but in no event more than the maximum rate of interest allowed by law, the payment of which shall be Additional Rent.

4.4 Security Deposit.

Tenant shall deliver to Landlord concurrent with Tenant’s execution of this Lease, an unconditional, clean, irrevocable, fully assignable standby letter of credit (the “L-C”) in the amount of the Security Deposit Amount (defined below) (the “Security Deposit”), which L-C shall be issued by Silicon Valley Bank with an advise and confirmation by Standard Charter Bank, New York, or by Citizens Bank, in form satisfactory to Landlord, or a domestic commercial bank with a senior debt rating of A or better by Fitch Ratings or Standard & Poors, and a rating of A2 or better by Moody’s, and which L-C may be presented for payment in a location in the continental United States reasonably acceptable to Landlord. On thirty (30) days notice Landlord may require that the L-C be replaced with an L-C issued by a different institution acceptable to it if the creditworthiness of the then issuing bank (with the benefit of such advise and confirmation) materially and adversely declines, and failing such replacement, Landlord may draw upon the L-C and hold the proceeds as an “L-C Security Deposit” (hereafter defined). The L-C shall be substantially in form and content as attached hereto as Exhibit F for a term of not less than one (1) year, and at the end of the Term shall have an expiration date not earlier than sixty (60) days after the scheduled expiration date of the Term. Tenant shall pay all expenses, points and/or fees associated with obtaining the L-C. At Landlord’s election from time to time, the L-C shall name Landlord and its mortgagee as co-beneficiaries.

The L-C shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Annual Fixed Rent and Additional Rent, or if Tenant fails to renew the L-C at least thirty (30) days before its then scheduled expiration, Landlord may, but shall not be required to, draw upon all or any portion of the L-C for payment of any Annual Fixed Rent and Additional Rent or any other sum in default, or for the payment of any amount that Landlord spends or becomes obligated to spend by reason of such default; or to compensate Landlord for any other loss, cost or damage that Landlord suffers by reason of such default. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law. The parties agree that Landlord shall not first be required to proceed against the L-C and the L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the L-C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord in a segregated account and deemed a security deposit (the “L-C Security Deposit”). If any portion of the L-C is drawn upon, Tenant shall, within five (5) business days after written demand therefor, reinstate the L-C to the amount then required under this Lease. Upon Tenant’s reinstatement of the L-C to the amount required under this Lease, Landlord shall promptly return to Tenant the amount of Landlord’s draw on the L-C, but only to the extent Landlord has not used or is not entitled to retain the amount drawn in accordance with this Section. The L-C, or any balance thereof after application to any default of Tenant in accordance with this Section 4.4, shall be returned to Tenant within sixty (60) days following the later of the expiration of the Term or the vacating of the Premises by Tenant.

Upon any conveyance by Landlord of its interest under this Lease, the L-C shall be assigned by Landlord to Landlord’s grantee or transferee and the L-C Security Deposit shall be delivered by Landlord to Landlord’s grantee or transferee. Upon any such assignment or delivery, Tenant hereby releases Landlord herein named of and from any and all liability with respect to the L-C and L-C Security Deposit, its and their application and return, and Tenant agrees to look solely to such grantee or transferee. This provision shall also apply to subsequent grantees and transferees.

As used herein, the “Security Deposit Amount” shall initially be Seven Hundred Ninety-Four Thousand Nine Hundred Fifty-Eight and 00/100 ($794,958.00) Dollars. Provided Tenant is not then in default hereunder of any monetary obligation or any other obligation of which notice has been given (the “Reduction Condition”), the Security Deposit Amount shall be reduced on the first anniversary of the Term Commencement Date and on each succeeding anniversary of the Term Commencement Date (each, a “Reduction Date”), provided the Reduction Condition is satisfied, by twenty (20%) percent from the amount in the prior twelve month period as follows, but in no event shall it ever be less than Three Hundred Ninety-Seven Thousand Four Hundred Seventy-Nine and 00/100 ($397,479.00) Dollars:

Reduction Date	Security Deposit Amount
1st anniversary of the Term Commencement Date	$635,966.40
2nd anniversary of the Term Commencement Date	$508,773.12
3rd anniversary of the Term Commencement Date	$407,018.50
4th anniversary of the Term Commencement Date	$397,479.00

Landlord agrees promptly to cooperate with Tenant in obtaining such reductions in the L-C Security Deposit by means of amendment of the L-C or substitution of the L-C and prompt return of the then existing L-C in the event of substitution. Any out-of-pocket expenses incurred by Landlord in connection therewith may be charged to Tenant as Additional Rent.

ARTICLE V

Tenant’s Additional Covenants

5.1 Affirmative Covenants. Tenant covenants at its sole expense at all times during the Term and for such prior or subsequent time as Tenant occupies the Premises or any part thereof:

5.1.1 Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Annual Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

5.1.2 Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor at Tenant’s sole expense, provided that Landlord shall procure the Certificate of Occupancy for the Premises.

5.1.3 Repair and Maintenance. Except as otherwise provided in Section 4.2.5 and Article VI, to keep the interior, non-structural portions of the Premises, in at least as good order, condition and repair as they are on the Term Commencement Date, ordinary wear and tear and damage from fire or other casualty or taking or by Landlord or another tenant of the Building excepted, and to provide maintenance, repair or replacement of the same as necessary to comply with Laws (as defined in Section 5.1.4) to the extent Tenant’s responsibility hereunder. It is expressly understood and agreed that, except as set forth in Article III, and performing the work described Section 4.2.5 and Section 5.1.4 and Article VI, Landlord shall not be obligated during the term of this Lease to make any repairs or alterations to the Premises. It is further expressly understood that, subject to the provisions of Section 4.2.5 and the Warranty Work (as defined in Article III) if and to the extent performed by the contractor, Tenant shall be responsible for the maintenance and repair of HVAC, electrical, mechanical and other utility and building service equipment exclusively serving the Premises. Landlord hereby grants Tenant the right to access such areas of the Building and/or Lot as are necessary to undertake Tenant’s maintenance and repair obligations under the previous sentence, provided that Tenant gives reasonable prior notice to Landlord and does not interfere with Landlord, any other tenant or any work being performed in the Building or on the Lot.

Tenant shall, at Tenant’s sole cost and expense, employ a third party professional janitorial service for purposes of providing daily, weekly, monthly and annual cleaning and janitorial services to the Premises consistent with a commercially customary standard for similar properties in the same geographical area as the Premises.

5.1.4 Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority including without limitation the Americans with Disabilities Act (collectively, “Laws”), subject to Landlord’s responsibilities under Article III in connection with the Base Building Work and Tenant’s Initial Construction Work, to the extent required as a result of Tenant’s particular manner of use and operations (as opposed to Laws generally applicable thereto regardless of particular use); to keep the Premises equipped with all safety equipment so required to the extent required as a result of Tenant’s particular manner of use and operations; to pay all municipal, county, or state taxes assessed against personal property of any kind on or about the Premises; subject to Landlord’s obligations hereunder, to comply with the orders, regulations, variances, licenses and permits of or granted by governmental authorities to Tenant with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the condition, use or occupancy of the Premises by Tenant, except that Tenant may defer compliance so long as the validity of any such order, regulation, code, ordinance or law shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance reasonably satisfactory to Landlord against any loss, cost or expense on account thereof, and provided such contest shall not subject Landlord to criminal penalties or civil sanctions, loss of property or material civil liability. Tenant shall also comply with the reasonable requirements of insurance underwriters with respect to Tenant’s business activities in the Premises. In connection with the performance of the Base Building Work and Tenant’s Initial Construction Work, Landlord shall be responsible for compliance with the Americans with Disabilities Act, the cost of which compliance in as far as it relates to Tenant’s Initial Construction Work shall be included in Additional Rent pursuant to Sections 4.2.5 and 4.2.6.

5.1.5 Tenant’s Work. To procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Premises; to do all such work in compliance with the applicable provisions of Section 5.2.3 hereof, to do all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws; to take necessary measures to ensure that no liens for labor or materials will attach to the Premises with respect to any such work; to pay promptly when due the entire cost of any work on the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, except that Tenant may, in good faith and by appropriate legal proceedings, contest the validity of any charges on account of any such work so long as Tenant bonds over any lien arising from such charges; to employ for such work one or more responsible contractors whose labor will work without interference with other labor working on the Premises; to not materially interfere with design and construction alterations in the Building by Landlord and others; to require any such contractors to carry worker’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Premises in amounts that at least equal the limits set forth in Section 1.1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work; and to save Landlord and all other Indemnified Parties (defined in Section 5.1.6) harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

5.1.6 Indemnity. Tenant shall defend, with counsel approved by Landlord (which approval shall not be unreasonably withheld or delayed) or as reasonably required by Tenant’s insurer all actions against Landlord, any member, partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord or any member of Landlord, holders of mortgages on the Premises, any other party having an interest in the Premises and any property or asset manager employed by Landlord (herein, “Indemnified Parties”) with respect to, and except to the extent arising as a result of the negligence of willful misconduct of the Indemnified Parties, shall pay, protect, indemnify and save harmless all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature (a) arising from Tenant’s use and occupancy of the Premises or any activity done or permitted or suffered to be done by

Tenant in or on the Premises, or (b) arising from (i) injury to or death of any person, or damage to or loss of property, in the Premises, (ii) injury to or death of any person, or damage to or loss of property occurring outside of the Premises but on or about the Building, the Lot or the Park where and to the extent that such injury, death or damage is determined to have resulted from the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors, invitees, sublessees or assignees (in the interest of clarity, Tenant shall be obligated to defend all Indemnified Parties against such claims in any case, but shall not be further obligated to the extent such a claim is not determined to have resulted from the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors, invitees, sublessees or assignees), (iii) breach by Tenant of the provisions of this Lease, (iv) from any negligence or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees, (v) any contest initiated by Tenant referred to in Section 4.2.1, Section 5.1.4, or Section 5.1.5, or (vi) the use, generation, storage or disposal of Hazardous Materials (as defined in Section 5.2.2 hereof) on, in or about the Premises, the Building or the Lot or any common facilities appurtenant thereto or any surrounding area by or for Tenant or any agent, employee, contractor, licensee, sublessee or invitee of Tenant, including, without limitation, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or related to removal of or other remediation respecting any and all such Hazardous Materials.

5.1.7 Landlord’s Right to Enter. To permit Landlord and its agents to enter the Premises at reasonable hours upon reasonable advance notice for the purpose of doing maintenance or making repairs or otherwise exercising its rights or fulfilling its obligations under this Lease, and Landlord also shall have the right to make access available at reasonable hours upon reasonable advance notice to prospective or existing mortgagees, investors or purchasers and their architects and contractors, and during the last twelve (12) months of the Term, to have access to the Premises for the purpose of showing it to prospective leasing brokers, tenants and their architects and contractors, and to keep affixed in suitable places notices of availability of the Premises. Landlord will use reasonable efforts to exercise its rights under this 5.1.7 in a manner which does not unreasonably interfere with Tenant’s use of the Premises, and any party so entering the Premises shall comply with the reasonable safety and security requirements of Tenant.

Subject to the provisions of Section 2.1, Tenant acknowledges and agrees that Landlord shall have the right to install, repair, replace, use or maintain and relocate for service to the Premises and to other parts of the Building, building service fixtures and equipment wherever located in the Building or on the Lot, to alter or relocate any common facilities, provided that any altered or relocated facilities shall be of substantially the same quality and convenience as the facilities being altered or relocated, and to do construction, renovation and repair work in, on or about the Lot and the Park or the Building. Without limiting the foregoing, but subject to the provisions of Section 2.1, any parking spaces may be temporarily relocated within the Park from time to time by Landlord with reasonable prior written notice to Tenant, and any parking spaces which are not in the Dedicated Parking Area may be permanently relocated within the Park, but in no event may relocation occur to accommodate another tenant, and roadways, driveways, landscaping, buildings, loading docks building additions and other improvements may be constructed in, on or about the Lot and the Park. Landlord shall not relocate any parking spaces in the Dedicated Parking Area to any location farther away from Tenant’s entrance than they are shown on the Site Plan for more than six (6) months. Landlord agrees not to obstruct Tenant’s access to or egress from the Premises, to use reasonable efforts to perform or cause such work in such a manner as to minimize any disruption to Tenant’s use and occupancy of the Premises and to minimize any disruption to Tenant’s business (provided the foregoing shall not be interpreted so as to require Landlord to incur overtime or similar costs).

5.1.8 Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord.

5.1.9 Payment of Landlord’s and Tenant’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in successfully enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 7.4. Landlord shall pay to Tenant on demand Tenant’s expenses, including reasonable attorneys’ fees, incurred in successfully enforcing any obligation of Landlord under this Lease or in curing any default by Landlord under this Lease.

5.1.10 Yield Up. At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises, to remove all furnishings, fixtures, equipment and other personal property now or hereafter located in the Premises, purchased or leased by Tenant with its own funds, which are not permanently affixed to the Building or Lot, to remove all trade fixtures and other specialty items, to remove such installations made by Tenant as Landlord shall have requested (such requests to be made at the time Tenant requests Landlords approval for such installation if such approval is required, or otherwise to be made upon request of Tenant at any time for a determination if Landlord will require removal, or if no such request is made, at the expiration or earlier termination of this Lease), and all Tenant’s signs wherever located, to repair all damage caused by such removal, and to yield up the Premises (including all installations and improvements made by Tenant, except for items required to be removed as aforesaid) broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, ordinary wear and tear and damage due to fire or other casualty or taking excepted. Any property not so removed shall be deemed abandoned and may be retained by Landlord or may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises. For each day after the expiration of the Term, or the earlier termination of this Lease, and prior to Tenant’s performance of its obligation to yield up the Premises under this Section 5.1.10, Tenant shall pay to Landlord as rent an amount equal to 150% of the Annual Fixed Rent in effect at the termination of the Lease computed on a daily basis for the first sixty (60) days of holdover, and thereafter 200% of the Annual Fixed Rent as aforesaid, together with all Additional Rent payable with respect to each such day if this Lease were still in effect. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s delay in surrendering the Premises as above provided.

Prior to the expiration of this Lease or within thirty (30) days after the earlier termination thereof, Tenant shall, at Tenant’s sole cost and expense, deliver to Landlord certifications from a reputable licensed environmental engineer satisfactory to Landlord, which confirm that all Hazardous Materials, excepting those, if any, either (i) existing in the Premises as of the date of this Lease, or (ii) installed by Landlord (including, without limitation, installation as part of the Base Building Work or Tenant’s Initial Construction Work), have been removed from the Premises and that the Premises may be reoccupied for office or other commercial use or renovated without (i) taking any special precautions for such materials that Tenant, its agents, invitees, employees and contractors have brought on to the Premises, (ii) incurring any special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of such materials that Tenant, its agents, invitees, employees and contractors have brought on to the Premises, and (iii) incurring regulatory requirements or giving notice in connection with such materials that Tenant, its agents, invitees, employees and contractors have brought on to the Premises. If Tenant fails to perform the foregoing obligations, without limiting any other right or remedy, Landlord may perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations hereunder shall survive the expiration or earlier termination of this Lease.

5.1.11 Estoppel Certificate. Upon not less than 10 days prior notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, addressed to such party as Landlord shall designate in its notice to Tenant, certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail), and any other matters reasonably requested by Landlord. Any such statement delivered pursuant to this Section 5.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of any such mortgagee.

5.1.12 Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable third party expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

5.1.13 Security. To be responsible for security for persons and property located in or going to and from the Premises, Tenant hereby acknowledging that Landlord will not, and has not been requested to, provide any security services. Subject to Section 5.1.5 and Section 5.2.3, Tenant may, at Tenant’s sole cost and expense, install card access systems for its own use.

5.1.14 Financial Statements. To furnish to Landlord annually within ninety (90) days of the end of each calendar year during the Term, Tenant’s most recent audited financial statements (including any notes to them) or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been most recently prepared by an independent certified public accountant or, if no such statements have been prepared, current internally prepared financial statements in accordance with generally acceptable accounting principles (“gaap”), consistently applied (provided that if Tenant is not otherwise required to prepare such statements with gaap footnotes, the statements provided to Landlord will not contain such footnotes), certified by Tenant’s Chief Financial Officer. Tenant will discuss such financial statements with Landlord upon request, but only to the extent any of the foregoing are permitted by applicable Laws. Tenant agrees that in the event Tenant’s corporate structure is altered through merger, acquisition or the like, such that Tenant becomes a parent, division, or subsidiary of another corporate entity, any and all financial statements delivered by Tenant pursuant to this Section will contain financial information pertaining only to Tenant’s operations and not to any such parent, division, or subsidiary. The foregoing shall not be deemed to constitute Landlord’s consent to any Transfer or in any way derogate from the provisions of Section 5.2.1. Without limitation of any other obligation under this Lease, the parties agree that this Section 5.1.14 shall apply to each person or entity which is or becomes liable to Landlord under this Lease under Sections 5.2 or 10.7.5. The provisions of this Section 5.1.14 shall be inapplicable for so long as the shares of Tenant’s stock are listed or traded on a national securities exchange and Tenant is in compliance with the periodic report filings required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

5.2 Negative Covenants. Tenant covenants at all times during the Term and for such further time as Tenant occupies the Premises or any part thereof:

5.2.1 Assignment and Subletting.

(a) Tenant shall not assign, mortgage, pledge or otherwise transfer this Lease or make any sublease of the Premises, or permit occupancy of any part thereof by anyone other than Tenant (any such act being referred to herein as a “Transfer” and the other party with whom Tenant undertakes such act being referred to herein as a “Transferee”) without the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned, subject to Landlord’s reasonably satisfactory review of the information to be supplied by Tenant regarding, among other matters, all material terms of the proposed Transfer, the proposed Transferee’s creditworthiness and prospects and current financial statements, and its intended use of the Premises, and the compatibility of such use with the character of the Building. Any request by Tenant for such consent shall be in writing and shall include the name of the proposed Transferee, the nature of its business and proposed use of the Premises, commercially reasonable information as to its financial condition and prospects, and all material terms and conditions of the proposed Transfer (a “Transfer Approval Request”). Tenant shall supply such additional information about the proposed Transfer and Transferee as the Landlord reasonably requests in writing within seven (7) business days of a Transfer Approval Request, and Landlord shall provide written notice of its approval or disapproval (which disapproval shall state with specificity the basis therefor) within fifteen (15) business days of Landlord’s receipt of all information required hereunder. If Tenant is a corporation, partnership, limited liability company or other business organization, the following matters shall constitute a Transfer: (i) the transfer of or issuance of ownership interests, whether in one transaction or a series, of a controlling interest in Tenant (the provisions of this subsection (i) shall be inapplicable for as long as the shares of Tenant’s stock are listed or traded on a national securities exchange), or (ii) a disposition of Tenant’s other assets to the point that this Lease constitutes a substantial portion of Tenant’s assets.

Notwithstanding the foregoing, (a) Tenant may assign its entire interest under this Lease to or sublease all or a portion of the Premises to an entity controlling, controlled by, or under common control with Tenant, without the need for Landlord’s consent, provided Tenant is not then in default hereunder of any monetary obligation or any other obligation of which notice has been given and it provides 10 days’ prior written notice to Landlord, which notice shall include a description of how the assignee or sublessee is controlling, controlled by or under common control with Tenant, the financial condition of the assignee or sublessee and a complete copy of the relevant assignment or sublease document, but consent is not required only so long as such entity is so controlling, controlled by or under common control with Tenant, and (b) Tenant may assign its entire interest in this lease to a successor to Tenant by purchase of all or substantially all of the stock or assets of Tenant, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied and provided an Assumption Document (hereafter defined) is executed by the successor (other than a purchaser of the stock of Tenant so long as the net worth of Tenant is not diminished as a result of such purchase) and delivered to Landlord: (i) Tenant is not in default under this Lease, (ii) the net worth of Tenant’s successor is at least equal to the net worth of Tenant immediately prior to such assignment (provided that this requirement shall not apply in connection with the purchase of stock so long as the shares of Tenant’s stock continue to be listed or traded on a national securities exchange), and (iii) Tenant shall give Landlord written notice at least ten (10) days prior to the effective date of the proposed purchase, merger, consolidation, or reorganization (if permitted by law, and if not, as soon thereafter as possible when permitted by law). Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. Notwithstanding anything to the contrary contained herein, in the event that all or substantially all of the assets or stock of Tenant are transferred (provided that this requirement shall not apply in connection with the purchase of stock so long as the shares of Tenant’s stock continue to be listed or traded on a national securities exchange), Tenant shall cause to be delivered to Landlord an Assumption Document (hereafter defined) in form reasonably satisfactory to Landlord pursuant to which the purchaser becomes primarily liable under this Lease (and if it is a subsidiary of one or more entities and does not satisfy the requirements of subsection (ii) above, Tenant may satisfy such requirements by having the parent entities of such subsidiary become liable) so to assure Landlord that after such sale an entity is liable to Landlord for the obligations of Tenant hereunder whose creditworthiness is at least equal to the creditworthiness of Tenant immediately prior to such sale. Any transfers permitted under this grammatical paragraph are referred to herein as a “Permitted Transfer.”

(b) Any Transfer shall specifically make applicable to the Transferee all of the provisions of this Section so that Landlord shall have against the Transferee all rights with respect to any further Transfer which are set forth herein, except in the event of a sublease, only with respect to the portion of the Premises so sublet. No Transfer (including without limitation a Permitted Transfer and any Transfer subsequent to a prior Transfer) shall affect the continuing primary liability of Tenant (including without limitation the originally named Tenant and any successor by assignment), which continuing primary liability shall be joint and several with each assignee (but not sublessees). No consent to any Transfer in a specific instance shall operate as a waiver in a subsequent instance. No assignment shall be binding upon Landlord or its successors, unless Tenant shall deliver to Landlord a recordable instrument reasonably satisfactory to Landlord (an “Assumption Document”) containing a covenant of assumption of all of the obligations of Tenant hereunder by the assignee running to Landlord and all persons claiming by, through or under Landlord. The assignee’s failure to execute such instrument shall not, however, release or discharge assignee from its liability as an assignee hereunder. Tenant shall not enter into any Transfer that provides for rental or other payment based on the net income or profits derived from the Premises. With respect to any Transfer other than a Permitted Transfer, Landlord shall be entitled to receive fifty (50%) percent of any consideration, however realized, which is received by Tenant on account of such Transfer in excess of the Annual Fixed Rent and Additional Rent reserved in this Lease applicable to the space being Transferred, after deducting therefrom all reasonable and customary expenses (including but not limited to brokerage fees, fit-up expenses, free rent, marketing costs and attorneys’ fees) directly incurred by Tenant attributable to the Transfer. The provisions of this paragraph (b) apply equally to Permitted Transfers and Transfers for which Landlord’s consent is required, except as expressly provided herein.

(c) Landlord Option.

(1) Right to Cancel. Notwithstanding any contrary provision of this Section 5.2.1 in connection with any proposed Transfer other than a Permitted Transfer, Landlord shall have an option to (i) cancel and terminate this Lease by notice to Tenant if the request is to assign the Lease, or (ii) in the case of a request to sublet (A) in excess of fifty (50%) percent of the rentable square feet of the Premises or (B) for a sublease term of three (3) years or more, to cancel and terminate this Lease with respect to such portion of the Premises to be sublet. Landlord may exercise said option in writing within thirty (30) days after Landlord’s receipt from Tenant of a request to assign or sublet, and such cancellation or termination shall occur as of the date set forth in Tenant’s notice to Landlord proposing the Transfer (but no sooner than thirty (30) days after the date of Tenant’s notice) or if Tenant’s notice does not specify a date, as of a date set forth in Landlord’s notice of exercise of such option, which shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice.

(2) Cancellation. If Landlord exercises Landlord’s option to cancel this Lease or any portion thereof, Tenant shall surrender possession of the Premises, or the portion thereof, which is the subject of the option, as the case may be, on the date hereinabove provided for in accordance with the provisions of this Lease relating to surrender of the Premises at the expiration of the Term. If this Lease is cancelled as to a portion of the Premises only, (i) Annual Fixed Rent after the date of cancellation shall be abated on a pro rata basis, and (ii) Landlord shall construct a demising wall, at its cost and expense, between Tenant’s remaining Premises and the premises for which the Lease was cancelled in compliance with all applicable Laws and shall separately meter or sub-meter all utilities.

(d) Any agreement by which Tenant agrees to enter into or execute any Transfer at the direction of any other party, or assigns its rights in the income arising from any Transfer to any other party, shall itself constitute a Transfer hereunder requiring Landlord’s approval.

(e) Any Transfer not in compliance with all of the terms and conditions set forth above shall be void, and shall be a Default under this Lease.

(f) Notwithstanding any contrary provision of this Lease, Tenant shall have no right to assign this Lease or sublet all or any portion of the Premises and any such assignment or sublease shall be void unless on both (i) the date on which Tenant notifies Landlord of its intent to enter into any assignment or sublease and (ii) the date on which such assignment or sublease is to take effect, Tenant is not in material default of any of its obligations under this Lease beyond applicable notice and cure periods; provided, however, that Landlord shall have the right to waive the provisions of this Section 5.2.1.

(g) The acceptance by the Landlord of the payment of Annual Base Rent, additional rent or other charges following an assignment, subletting or other Transfer prohibited by this Section 5.2.1 shall not be deemed to be a consent by the Landlord to any such assignment, subletting or other Transfer, nor shall the same constitute a waiver of any right or remedy of the Landlord.

5.2.2 Occupancy and Use. To use and occupy the Premises only for the Permitted Uses; not to injure or deface the Building, the Lot or any common facilities appurtenant thereto; to keep the Premises clean and in a neat and orderly condition; to comply in all respects with the Park Covenants as such relate to Tenant’s use and occupancy of the Premises; and not to permit in the Premises any use thereof which is contrary to law or ordinances, or liable to create a nuisance or to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building (Landlord agreeing that the use of the Premises for office and research and development laboratory consistent with Tenant’s current research and development use as of the Date of this Lease do not violate the foregoing); not to dump, flush, or in any way introduce any Hazardous Materials into the septic, sewage or other waste disposal system serving the Premises, the Lot or any common facilities appurtenant thereto; not to introduce, generate, store, use or dispose of Hazardous Materials in, on or about the Premises, the Lot or any common facilities appurtenant thereto; not to dispose of Hazardous Materials from the Premises to any other location except in compliance with Laws; to notify Landlord of any incident caused by Tenant or of which it is aware which would require the filing of a notice under applicable federal, state, or local law on the Premises, the Lot or any common facilities appurtenant thereto; to comply with all laws, regulations and orders of governmental authorities, including without limitation those relating to zoning, building, fire, health and safety, applicable to the Premises, the Lot or any common facilities appurtenant thereto (subject to Landlord’s obligations hereunder). As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to, any petroleum product and all hazardous or toxic wastes or substances, any substances which because of their quantitative concentration, chemical, radioactive, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any asbestos (whether or not friable) and any asbestos-containing materials, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials or any hazardous or toxic wastes or substances which are included under or regulated by any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) pertaining to environmental regulations, contamination, clean-up or disclosures, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (“RCRA”); Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (signed into law October 17, 1986) (“SARA”); Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. (“TSCA”); Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E; Massachusetts Hazardous Waste Management Act, M.G.L. c. 21C; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; or any other state superlien or environmental clean-up or disclosure statutes (all such laws, rules and regulations being referred to collectively as the “Environmental Laws”). Notwithstanding the foregoing, Tenant may store and use, in compliance with all applicable legal requirements, reasonable quantities of materials used in the ordinary course of Tenant’s current business operations as of the Date of this Lease.

5.2.3 Installation, Alterations or Additions; Signage. Not to make any improvements, alterations or additions in, to or on the Premises, the Building or the Lot (including, without limitation, buildings, lawns, planted areas, walks, roadways, parking and loading areas) nor to permit the making of any holes in the walls, partitions, ceilings or floors, nor permit the painting or placing of any exterior signs, placards or other advertising media, awning, aerials, antennas, or flagpoles, or the like, without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance such approval in the case of proposed installations, alterations or additions in, to or on the Premises not to be unreasonably withheld, delayed or conditioned, it being agreed, however, that Tenant shall have the right, subject to Landlord’s reasonable approval as aforesaid, and in compliance with applicable legal requirements and the

Park Covenants, to (i) non-exclusive use of a Building monument sign at the entrance to the Lot on University Avenue which permanently displays Tenant’s name, provided that Tenant’s signage on such monument sign shall not be greater in size than that of Instron, (ii) install prominent exterior signage in at least two locations on the façade of that portion of the Building leased to Tenant, using Tenant’s registered corporate logo, graphics and colors, subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed, (iii) place identification signs at entry points to the Premises, using Tenant’s registered corporate logo, graphics and colors, and (iv) install directional and other ancillary signage, provided that any signage installed pursuant to this subsection (iv) shall be park standard signage approved by Landlord. Landlord hereby approves Tenant’s proposed signage attached hereto as Exhibit I. The cost of fabrication and installation of signs shall be Tenant’s responsibility. All work shall be in compliance with all applicable laws, codes and regulations, any applicable Park Covenants, and the provisions of Section 5.1.5. Landlord shall promptly respond to any request for consent. If Landlord does not consent to such work, it shall specify the reasons for withholding consent in writing. Notwithstanding the foregoing, Tenant shall have the right without the necessity of obtaining Landlord’s consent, but upon giving Landlord ten (10) days advance written notice, to recarpet, repaint, or to make purely “cosmetic” or “decorative” non-structural alterations, and to make such other non-structural alterations in and to the Premises that (a) do not adversely affect any structural or exterior element of the Building, building systems, roof or common facilities, (b) will not require unusual expense to readapt the Premises to normal office or research and development use upon lease termination and (c) do not cost, in the aggregate, when aggregated with all other related alterations, more than $50,000. Whether or not Landlord’s consent is required, Landlord agrees, upon request, to designate any alterations or additions which it will require to be removed upon expiration or termination of this Lease in accordance with Section 5.1.10.

ARTICLE VI

Landlord’s Services

6.1 Landlord Services. Landlord shall furnish to the Building and the Lot the services set forth below in this Section, subject to the conditions stated in this Lease the costs of which shall constitute Landlord Services for which Tenant shall be responsible for its Proportionate Share, except as expressly provide otherwise in this Lease:

(a) Building. Landlord shall maintain, repair, and replace as necessary, and keep in good order, condition and repair the exterior and structural elements of the Building, including the roof and exterior walls, and the utility lines and systems outside the Building (except to the extent those utility lines or systems are the property or responsibility of the applicable utility company), all in accordance with and as contemplated by the terms of Section 4.2.5.

(b) Systems. Subject to Tenant’s obligations under Section 5.1.3, Landlord shall operate, maintain, repair and replace as necessary the heating, ventilating and air conditioning system, the plumbing system, elevators and mechanical systems of the Building and the electrical system of the Building in good operating order, condition and repair.

(c) Water and Sewer. Water at standard Building temperatures will be available for ordinary drinking, cleaning, sanitary and lavatory purposes.

(d) Common Areas. Landlord shall clean, provide lighting to, repair and maintain the common areas, including landscaping and snowplowing of the outside areas.

(e) Waste Removal. Landlord shall provide or arrange for ordinary and reasonable waste removal services for the Building.

(f) Taxes. Landlord shall pay all Taxes levied upon or with respect to the Building and the Lot.

(g) Insurance. Landlord shall procure and maintain in full force and effect throughout the Term of this Lease the following insurance:

(i) Commercial General Liability insurance for the Building and the common areas, consistent with that being maintained from time to time by reasonably prudent owners of similar office buildings in the vicinity of the Building which are of like kind and quality to the Building and have office and light manufacturing uses, and with the same policy limits or such higher policy limits as Landlord may reasonably determine; and

(ii) “All Risk,” property insurance on a one hundred percent (100%) replacement cost basis, including builder’s risk insurance all of Tenant’s Initial Construction Work, together with rental loss coverage and, if the Building is located in a flood zone, flood coverage to the extent the same is available, insuring the Building and its rental value and the Lot and the common areas; and

(iii) Insurance against loss or damage from sprinklers and from leakage or explosions or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus, in the so-called “broad form”, in such amounts as are customary and commercially reasonable for buildings which are of like kind and quality to the Building and have office uses, and insurance against such other hazards and in such amounts as may from time to time be reasonably required by any bank, insurance company or other lending institution holding a first mortgage on the Building or the Lot.

6.2 Access. Landlord shall provide Tenant with access to the Building and the Premises twenty-four (24) hours per day, seven (7) days a week, fifty-two (52) weeks a year for the conduct of its business and as otherwise permitted by the terms of this Lease.

ARTICLE VII

Casualty or Taking

7.1 Rights to Terminate. In the event that the Building, the Premises or the Lot, or any material part thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this Lease may be terminated by thirty (30) days written notice to Tenant at the election of Landlord, provided that, in the case where the Premises is not affected by said taking, fire or casualty, Landlord may not exercise such right unless Landlord also terminates all other leases in the Building, and provided further that Landlord may not exercise such right of termination in the case of a fire or casualty if the cost of restoration is estimated by Landlord’s architect in good faith to be twenty-five (25%) per cent or less of the replacement value of the Building or less and there will be twenty-four (24) months or more remaining in the Term after such restoration. Landlord shall cause its architect to provide such estimate (the “Architect’s Estimate”) to Tenant within thirty (30) days after the fire or casualty, which estimate shall also include the amount of time that said architect estimates it will take for Landlord to restore the Premises (which for purposes of this Article shall include all areas over which Tenant has appurtenant rights hereunder) as required hereunder. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the fire, casualty or taking.

Tenant may terminate this Lease upon thirty (30) days prior written notice to Landlord in the event of any such fire, casualty or taking which (a) results in damage which cannot in the reasonable judgment of Landlord’s architect be restored within twelve (12) months after the date thereof, subject to Force Majeure Events, but regardless of Force Majeure Events within eighteen (18) months after the date thereof, or (b) has a material negative impact on the access to the Premises (which termination by Tenant shall not be effective if Landlord provides reasonably convenient alternative access within ninety (90) days of such casualty or taking), or (c) results in the unavailability of more than thirty (30%) of the parking appurtenant to the Premises (which termination by Tenant shall not be effective if Landlord provides reasonably convenient replacement parking within ninety (90) days of such casualty or taking). Such election to terminate must be made by the giving of notice by Tenant to Landlord within sixty (60) days after the date of the Architect’s Estimate.

7.2 Restoration. If this Lease is not terminated in accordance with Section 7.1, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises or the access thereto or parking appurtenant thereto, shall be suspended or abated until the Premises, or what may remain thereof, shall be restored by Landlord to substantially its same condition prior to such fire, casualty or taking, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such fire, casualty or taking (provided Landlord has maintained all insurance required under this Lease) and subject to zoning and building laws or ordinances then in existence, provided, however, that if the Premises are not so restored such that there is a material negative impact on Tenant’s use and enjoyment of the Premises or the access thereto or parking appurtenant thereto within twelve (12) months after such fire, casualty or taking, subject to Section 10.7.10, Tenant shall have the right to terminate this Lease, during the thirty day period after the expiration of such period, upon forty-five (45) days prior written notice to Landlord (provided that the termination notice shall be void and without force or effect if Landlord complete restoration within such forty-five day period). Net proceeds of insurance recovered or damages awarded refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

Landlord shall have no obligation to restore any item which Tenant is obligated to insure pursuant to Section 4.2.3.2.

7.3 Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation for the Premises, the Building and the Lot, including the improvements thereto, shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request. Tenant may separately pursue an award for its personal property, equipment and moveable trade fixtures, and moving expenses, and shall be entitled to all awards for insurance maintained by Tenant under Section 4.2.3.2.

7.4 Temporary Taking. In the event of any taking of the Premises or any part thereof for temporary (i.e., not in excess of six (6) months) use, (i) this Lease shall be and remain unaffected thereby, and (ii) Tenant shall be entitled to receive for itself any award made to the extent allocable to the Premises in respect of such taking on account of such use, provided, that if any taking is for a period extending beyond the Term of this Lease, such award shall be apportioned between Landlord and Tenant as of the Termination Date or earlier termination of this Lease.

ARTICLE VIII

Defaults

8.1 Events of Default. As used herein the term “Default” shall mean the occurrence and/or existence of any one or more of the following during the Term of this Lease: (a) Tenant shall default in the performance of any of its obligations to pay any installment of Annual Fixed Rent or Additional Rent or, as applicable, any installment thereof, within five (5) days after written notice from Landlord designating such default, or (b) if Tenant shall default in the performance of any of its obligations to pay the Annual Fixed Rent or Additional Rent and Tenant has previously been given written notice under clause (a) of this Section 8.1 at least twice in the preceding calendar year, or (c) Tenant shall default in the performance of any of its obligations to pay any amount other than Annual Fixed Rent or Additional Rent within five (5) days after written notice from Landlord designating such default, or (d) if Tenant fails to provide an estoppel certificate to Landlord within the time period provided and otherwise in accordance with Section 5.1.11 hereof and such failure continues for seven (7) days after notice, or (e) if Tenant assigns this Lease or subleases any portion of the Premises in violation of Section 5.2.1, or Tenant fails to reinstate the L-C pursuant to the terms of Section 4.4, or (f) if within 30 days after written notice from Landlord to Tenant specifying any other default or defaults not otherwise specified herein, Tenant has not cured the same (or if the same is curable but not within such 30 day period, Tenant has commenced such cure within such 30 days and thereafter diligently prosecuted the same to completion, provided that such cure shall be completed within no later than ninety (90) days, or (g) if Tenant or any present or future guarantor of all or any portion of Tenant’s obligations under this Lease (a “Guarantor”) becomes insolvent or fails to pay its debts as they fall due, or (h) if a trust mortgage or assignment is made by Tenant or by any Guarantor for the benefit of creditors, or (i) if Tenant or any Guarantor proposes a composition, arrangement, reorganization or recapitalization with creditors, or (j) if the leasehold estate under this Lease or any substantial part of the property of Tenant or of any Guarantor is taken on execution, or by other process of law, or is attached or subjected to any other involuntary encumbrance and the same is not dismissed within sixty (60) days, or (k) if a receiver, trustee, custodian, guardian, liquidator or similar agent is appointed with respect to Tenant or any Guarantor, or if any such person or a mortgagee, secured party or other creditor takes possession of the Premises or of any substantial part of the property of Tenant or of any Guarantor, and, in either case, if such appointment or taking of possession is not terminated within sixty (60) days after it first occurs, or (l) if a petition is filed by or with the consent of Tenant or of any Guarantor under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, or (m) if a petition is filed against Tenant or against any Guarantor under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, and such petition is not dismissed within thirty (30) days thereafter, or (n) if Tenant or any Guarantor which is a corporation dissolves or is dissolved or liquidates or adopts any plan or commences any proceedings the result of which is intended to include dissolution or liquidation then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with process of law enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

8.2 Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 8.1, Tenant covenants to pay punctually to Landlord all the sums (including without limitation, Annual Fixed Rent and additional rent) and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the immediately preceding sentence, Tenant shall be credited with the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expenses in connection with such reletting, including, without implied limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in good faith considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in good faith considers advisable or necessary to relet the same, and, subject to Landlord’s reletting obligations under this Section, no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid. Landlord shall use commercially reasonable efforts to relet the Premises.

In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 8.2, Landlord may by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 8.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Annual Fixed Rent and Additional Rent accrued in the 12 months ended next prior to such termination (or, if such termination occurred prior to the first anniversary of the Term Commencement Date, an annualized amount of the Annual Fixed Rent and Additional Rent due or which would have been due from the Term Commencement Date), plus the amount of rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 8.2 up to the time of payment of such liquidated damages.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings under any federal or state law relating to bankruptcy or insolvency or reorganization or arrangement, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than the amount of the loss or damages referred to above.

8.3 Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

8.4 Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, following 10 days’ prior notice to Tenant, and the expiration of applicable cure periods as set forth above, except in cases of emergency when no notice or cure period shall be required, any default by Tenant under this Lease; and whenever Landlord so elects, all reasonable costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid by Tenant to Landlord as Additional Rent on demand, together with interest thereon at the rate provided in Section 4.3 from the date of payment by Landlord to the date of payment by Tenant.

8.5 Effect of Waivers. Any consent or permission by Landlord or Tenant to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord or Tenant of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.6 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed a waiver, an agreement or an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE IX

Mortgage

9.1 Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Premises for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purpose of foreclosure, such holder shall have all the rights of Landlord. Notwithstanding any other provision of this Lease to the contrary, including without limitation Section 10.4, no such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Premises for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord accruing from and after such entry, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the Premises. No Annual Fixed Rent, Additional Rent or any other charge shall be paid more than 30 days prior to the due dates thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (including, without limitation, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any commercially reasonable agreement which may be necessary to implement the provisions of this Section 9.1.

9.2 Lease Subordinate to Mortgages. This Lease is and shall continue to be subject and subordinate to any future mortgage or mortgages secured by the Premises, and to any and all advances hereafter made thereunder, and to the interest of the holder or holders thereof in the Premises, provided that, Landlord shall use commercially reasonable efforts to obtain from any mortgagee on Tenant’s behalf an agreement on the part of such mortgagee, conditioned upon Tenant not being in material default hereunder and in a commercially customary and reasonable form, reasonably satisfactory to Landlord, Tenant and such mortgagee, to recognize Tenant’s rights under this Lease and to not disturb Tenant’s rights of possession hereunder, provided that in all events the mortgagee, or any purchaser at a foreclosure sale or otherwise, shall not be:

(a) liable for any act or omission of a prior Landlord (including the mortgagor) except to the extent that the consequences of such act or omission continue without cure (if the same are curable) for an unreasonable period of time after such mortgagee or purchaser succeeds to Landlord’s interest hereunder; or

(b) subject to any offset or defenses which the Tenant might have against any prior Landlord (including mortgagor); or

(c) bound by any rent or additional rent which the Tenant might have paid more than thirty (30) days in advance to any prior Landlord (including the mortgagor), or

(d) bound by any security deposit which Tenant may have paid to any prior Landlord (including the mortgagor), unless such deposit is transferred to the mortgagee; or

(e) bound by any material agreement or material modification of the Lease made after the date of an SNDA without the consent of the mortgagee including without limitation any agreement affecting Annual Fixed Rent, Additional Rent, the Term, or extension or expansion options or first offer rights; or

(f) bound by any voluntary termination or cancellation of the Lease (except as expressly permitted under the Lease) made without the mortgagee’s written consent thereto; or

(g) personally liable under this Lease; (i.e., any mortgagee’s or purchaser’s liability under the Lease shall be limited to its ownership interest in the Building); or

(h) liable for any fact or circumstance or condition to the extent existing or arising prior to the mortgagee’s (or such purchaser’s) succession to the interest of the Landlord under the Lease, except to the extent that the Landlord hereunder is obligated to cure such fact, circumstance or condition and such fact, circumstance or condition continues without cure (if the same is curable by the mortgagee) for an unreasonable period of time after such mortgagee or purchaser succeeds to Landlord’s interest hereunder; and such mortgagee or such purchaser further shall not be liable except during that period of time, if any, in which such mortgagee or purchaser and Tenant are in privity of estate.

Notwithstanding the foregoing, any mortgagee may at its election subordinate its Mortgage to this Lease without the consent or approval of Tenant. Landlord represents and warrants to Tenant that the Lot, the Building and the Premises are not encumbered by a mortgage or ground lease as of the date of this Lease.

ARTICLE X

Miscellaneous Provisions

10.1 Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord with a copy to Joseph R. Torpy, Esq., Torpy & Garner, LLC, One Washington Mall, 15th Floor, Boston, Massachusetts 02108, and, if to Landlord, at the Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant, with a copy to Commonfund Realty, Inc., 15 Old Danbury Road, P.O. Box 812, Wilton, CT 06897, Attention: James Keary, and a copy to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attention: William R. O’Reilly, Jr., Esq. Any notice shall be deemed duly given three days after deposit in the U.S. Mail, mailed to such address postage prepaid, registered or certified mail, return receipt requested, or the following day when deposited with a recognized overnight courier service, or when delivered to such address by hand with receipt acknowledged.

10.2 Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3 Lease not to be Recorded. Tenant agrees that it will not record this Lease. Upon request of either party, both parties shall execute and deliver, upon the execution hereof, a statutory notice of this Lease in form appropriate for recording or registration, including all necessary proof of authority of the signatory in order to record the notice in the relevant Registry of Deeds, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination.

10.4 Bind and Inure; Limitation of Landlord’s Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Premises. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Building, the Premises and the Lot, and the proceeds thereof, but not upon other assets of Landlord. No direct or indirect individual member, partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord or any member of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Building, the Premises and the Lot, and the proceeds thereof, in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord and of the direct or indirect individual members, partners, trustees, stockholders, officers, employees or beneficiaries of Landlord or any member of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

10.5 Landlord’s Default; Rent Abatement. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of 30 days following receipt of notice from Tenant or such additional time as is reasonably required to correct any such default after notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default, provided that within a reasonable period under the circumstances, Landlord commences such cure and diligently and continuously pursues it to completion. Neither Landlord or Tenant shall be liable in any event for incidental or consequential damages to the other by reason of any default by Landlord or Tenant, as applicable, hereunder, whether or not Landlord or Tenant, as applicable, is notified that such damages may occur, provided that Tenant shall be liable for incidental or consequential damages in connection with a holdover by Tenant or any Transferee for more than sixty (60) days. Except as expressly set forth in this Lease, in the event of any default by Landlord hereunder Tenant shall have no right to offset or counterclaim against any rent due hereunder.

Notwithstanding anything to the contrary contained in this Lease, if as a result of Landlord’s default of any of its obligations under this Lease or for any other reason resulting from the wrongful acts or omissions of Landlord or persons claiming under or through Landlord there is a failure, stoppage, interruption or reduction in the furnishing of any facilities, utilities or services to the Premises or to Tenant pursuant to the terms of this Lease or Tenant’s access to the Premises or any portion thereof or its right to use and occupy the Premises or any portion thereof or any material right appurtenant thereto is interrupted or reduced, and if such failure, stoppage, interruption or reduction renders any portion of the Premises untenantable for Tenant’s normal and customary operations for a period of thirty (30) days after notice therefrom from Tenant to Landlord, then the Annual Fixed Rent and Additional Rent payable with respect to such portion or portions of the Premises shall be abated in the proportion that the untenantable rentable area of the Premises bears to the total rentable area of the Premises on a day-by-day basis, for each day that Tenant shall not use or occupy the Premises, or such portion thereof, for the conduct of Tenant’s normal and customary operations during the period beginning on the thirty-first (31st) day and terminating on the earlier of (i) the date that such portion of the premises shall become tenantable again, and (ii) the date Tenant commences to use or occupy the Premises or such portion thereof for the conduct of Tenant’s normal and customary operations (provided that for the purposes of calculating such fifteen day period, only those days occurring after a notice from Tenant to Landlord specifying in reasonable detail such failure, stoppage, interruption or reduction shall be included). The provisions of this paragraph shall not apply to occurrences governed by Article VII.

Notwithstanding anything to the contrary contained in this Lease, if as a result of any reason which is not a default of Landlord of any of its obligations under this Lease and not the result of the wrongful acts or omissions of Landlord or persons claiming under or through Landlord, there is a failure, stoppage, interruption or reduction in the furnishing of any facilities, utilities or services which Landlord is required to provide to the Premises or to Tenant pursuant to the terms of this Lease or Tenant’s access to the Premises or any portion thereof or its right to use and occupy the Premises or any portion thereof is interrupted or reduced, and if such failure, stoppage, interruption or reduction renders any portion of the Premises untenantable for Tenant’s normal and customary operations for a period of sixty (60) days after notice therefrom from Tenant to Landlord, then the Annual Fixed Rent and Additional Rent payable with respect to such portion or portions of the Premises shall be abated in the proportion that the untenantable rentable area of the Premises bears to the total rentable area of the Premises on a day-by-day basis, for each day that Tenant shall not use or occupy the Premises, or such portion thereof, for the conduct of Tenant’s normal and customary operations during the period beginning on the sixty-first (61st) day and terminating on the earlier of (i) the date that such portion of the premises shall become tenantable again, and (ii) the date Tenant commences to use or occupy the Premises or such portion thereof for the conduct of Tenant’s normal and customary operations (provided that for the purposes of calculating such sixty day period, only those days occurring after a notice from Tenant to Landlord specifying in reasonable detail such failure, stoppage, interruption or reduction shall be included). The provisions of this paragraph shall not apply to occurrences governed by Article VII.

For purposes of this Section 10.5, Tenant acknowledges that “normal and customary operations” shall be deemed to occur notwithstanding minor inconvenience which does not materially interfere with the conduct of Tenant’s business and that Landlord may provide temporary services to assure normal and customary operations.

10.6 Brokerage. Each of Landlord and Tenant warrants and represents that it has had no dealings with any broker or agent in connection with this Lease except for Richards Barry Joyce & Partners and Lincoln Property Company (the “Brokers”), and covenants to defend with counsel reasonably approved by the other, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent with respect to the indemnifying party’s dealings in connection with this Lease or the negotiation thereof, except for the Broker. Landlord agrees to pay a commission to Brokers in part if, as and when the Lease is executed and delivered and in part if, as and when Tenant commences the payment of Annual Fixed Rent and otherwise pursuant to the terms of separate agreements between Landlord and Brokers.

10.7 Applicable Law and Construction.

10.7.1 Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. If any term, covenant,

condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid, or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

10.7.2 No Other Agreement. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.

10.7.3 No Representations by Landlord. Neither Landlord nor any agent of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are granted to Tenant except as herein expressly set forth.

10.7.4 Titles. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

10.7.5 “Landlord” and “Tenant”. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant the obligations imposed by this Lease upon Tenant shall be joint and several.

10.7.6 No Surrender. The delivery of keys to any employee of Landlord or to any manager or any employee or agent thereof shall not operate as a termination of this Lease or a surrender of the Premises. No act by Landlord or Manager or any employee or agent thereof shall be deemed an acceptance of a surrender of the Premises.

10.7.7 Force Majeure. In any case where either party is required to do any act (except for the payment of money), delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control (“Force Majeure Events”) shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time”, and such time shall be deemed to be extended by the period of such delay.

10.7.8 Business Days. For purposes hereof, a “business day” shall mean a weekday which is not a public holiday in Suffolk County, Massachusetts.

10.7.9 Additional Rent. Any sum, charge or expense payable by Tenant hereunder except for Annual Fixed Rent shall constitute Additional Rent.

10.8 Submission Not an Offer. The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy delivered.

10.9 Authority of Tenant. Tenant represents and warrants to Landlord (which representations and warranties shall survive the delivery of this Lease) that: (a) Tenant (i) is duly organized, validly existing and in good standing under the laws of its state of incorporation or creation, (ii) has the corporate or other power and authority to carry on businesses now being conducted and is qualified to do business in Massachusetts, and (iii) has the corporate or other power to execute and deliver and perform its obligations under this Lease, and (b) the execution, delivery and performance by Tenant of its obligations under this Lease have been duly authorized by all requisite corporate or other action and will not violate any provision of law, any order of any court or other agency of government, the corporate charter or by-laws or other governing documents of the Tenant or any indenture, agreement or other instrument to which it is a party or by which it is bound. Contemporaneously with Tenant’s execution and delivery of this Lease, Tenant shall furnish to Landlord written evidence of such authorization, unless this Lease is executed in the name of the Tenant by the president or a vice president and the treasurer or an assistant treasurer.

10.10 Landlord Representations and Warranties. Landlord represents and warrants that:

(a) Landlord owns fee title to the Building and the Lot and that are no other liens, restrictions or encumbrances which would materially adversely affect Tenant’s use and occupancy of the Premises for the Permitted Uses or Tenant’s rights or Landlord’s obligations hereunder;

(b) Landlord has full right and authority to lease the Premises to the Tenant without the consent or approval of any other party and those persons executing this Lease on Landlord’s behalf are duly authorized to execute and deliver this Lease on its behalf and that this Lease is binding upon Landlord in accordance with its terms;

(c) to the best of its knowledge, the use of the Premises for office and research and development laboratory consistent with Tenant’s current research and development use as of the Date of this Lease complies with applicable zoning ordinances;

(d) to the best of its knowledge, the Park Covenants do not prohibit the use of the Premises for the use of the Premises for office and research and development laboratory consistent with Tenant’s current research and development use as of the Date of this Lease;

(e) to the best of its knowledge, Landlord is not aware of the generation, storage or disposal of any Hazardous Materials on the Lot or in the Building in violation of any Laws; and

(f) Landlord has not received from any governmental authority written notice of any violation of applicable laws, orders and regulations which have not been cured to the satisfaction of the issuing authority.

[End of text on page]

WITNESS the execution hereof under seal as of the day and year set forth in Section 1.1.

Landlord:

CFRI/DOHERTY UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company

By:	CFRI UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company, its managing member

	By:	CRI Property Trust, a Maryland real estate investment trust, its sole member

By:
Name: Title:

Tenant:

LTX CORPORATION, a corporation

By:
Name: Title: Hereunto duly authorized

By:
Name: Title: Hereunto duly authorized

EXHIBIT A

PLAN OF PREMISES

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Exhibit A – Page 1

EXHIBIT A-1

SUBDIVISION PLAN

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Exhibit A-1 – Page 1

EXHIBIT A-2

LEGAL DESCRIPTION OF LOT

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Exhibit A-2 – Page 1

EXHIBIT B

RESERVED

Exhibit B – Page 1

EXHIBIT C

SITE PLAN SHOWING DEDICATED PARKING AREA AND REAR PARKING AREA

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Exhibit C – Page 1

EXHIBIT D

LIST OF PLANS AND OUTLINE SPECIFICATIONS

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Exhibit D-1 – Page 1

EXHIBIT E

PROJECTED BUDGET LINE ITEMS

MAINTENANCE AND REPAIR

LIFE SAFETY MAINTENANCE

LANDSCAPING

SNOW REMOVAL

COMMON AREA UTILITIES

INSURANCE

TAXES

BUILDING LABOR

MANAGEMENT FEE

Exhibit E – Page 1

EXHIBIT F

FORM OF SECURITY DEPOSIT LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT

LETTER OF CREDIT NO.:	[INSERT NUMBER]

DATE OF ISSUE:	[INSERT DATE]

APPLICANT:	[INSERT APPLICANT NAME AND ADDRESS]

BENEFICIARY:	CFRI/DOHERTY UNIVERSITY AVENUE LLC C/O CABOT, CABOT & FORBES OF NEW ENGLAND, INC. 125 SUMMER STREET BOSTON, MA 02110

AMOUNT:	[INSERT AMOUNT]

EXPIRATION DATE	[INSERT DATE]

PLACE FOR PRESENTATION OF DOCUMENTS:	[INSERT LOCAL ADDRESS]

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN FAVOR OF THE BENEFICIARY FOR THE ACCOUNT OF THE APPLICANT AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT IN THE FORM OF ANNEX I AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.	THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2.	THE WRITTEN STATEMENT PURPORTEDLY SIGNED BY THE BENEFICIARY STATING THAT:

“BENEFICIARY IS ENTITLED TO DRAW UNDER THIS LETTER OF CREDIT PURSUANT TO THE TERMS OF THAT CERTAIN LEASE BETWEEN CFRI/DOHERTY UNIVERSITY AVENUE LLC AND LTX CORPORATION DATED WITH RESPECT TO PROPERTY LOCATED AT 825 UNIVERSITY AVENUE, NORWOOD, MA.

PARTIAL DRAWINGS MAY BE MADE UNDER THIS LETTER OF CREDIT.

Exhibit F—Page 1

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ONE YEAR PERIODS FROM THE PRESENT EXPIRATION DATE HEREOF, UNLESS, AT LEAST 30 DAYS PRIOR TO ANY SUCH EXPIRATION DATE, WE SHALL NOTIFY YOU IN WRITING BY CERTIFIED MAIL AT THE ABOVE LISTED ADDRESS THAT WE ELECT NOT TO CONSIDER THIS IRREVOCABLE LETTER OF CREDIT RENEWED FOR ANY SUCH ADDITIONAL PERIOD. UPON RECEIPT BY YOU OF SUCH NOTICE, YOU MAY DRAW HEREUNDER BY MEANS OF YOUR DRAFT(S) ON US AT SIGHT, SIGNED BY THE BENEFICIARY, ACCOMPANIED BY A STATEMENT, SIGNED BY THE BENEFICIARY, STATING THAT:

AS OF THE DATE OF THIS DRAWING, THE BENEFICIARY HAS NOT RECEIVED A SUBSTITUTE LETTER OF CREDIT OR OTHER INSTRUMENT ACCEPTABLE TO THE BENEFICIARY AS SUBSTITUTE FOR BANK LETTER OF CREDIT NO. [INSERT L/C NO.]

NOTWITHSTANDING THE ABOVE, THE FINAL EXPIRATION DATE SHALL BE NO EARLIER THAN                         , 20         [SIXTY DAYS AFTER EXPIRATION DATE OF TERM OF LEASE].

THIS LETTER OF CREDIT IS TRANSFERABLE. YOU MAY TRANSFER THIS LETTER OF CREDIT TO YOUR TRANSFEREE OR SUCCESSOR AT NO COST TO YOU OR YOUR TRANSFEREE BY YOUR DELIVERY TO US OF THE ATTACHED ANNEX II DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY. APPLICANT SHALL BE RESPONSIBLE FOR THE PAYMENT OF ANY TRANSFER FEE AND ANY OTHER REQUIREMENTS RELATIVE TO THE UCP 500 (AS HEREINAFTER DEFINED) AND U.S. GOVERNMENT REGULATIONS.

IN THE EVENT THIS LETTER OF CREDIT IS TRANSFERRED, THE TRANSFEREE SHALL BE THE BENEFICIARY HEREOF AND DRAFTS AND DOCUMENTS PURSUANT HERETO MUST BE EXECUTED BY A REPRESENTATIVE OF THE TRANSFEREE.

ALL DRAFTS, ACCOMPANYING DOCUMENTS AND OTHER COMMUNICATIONS REQUIRED OR PERMITTED UNDER THIS LETTER OF CREDIT MUST BE MARKED: “DRAWN UNDER BANK LETTER OF CREDIT NO. [INSERT L/C NO.]”

ALL DRAFTS AND ACCOMPANYING DOCUMENTS MAY BE REPRESENTED AT, AND ALL COMMUNICATIONS WITH RESPECT TO THIS LETTER OF CREDIT SHALL BE IN WRITING AND DELIVERED TO, OUR OFFICES AT [INSERT ADDRESS OF A BANK LOCATION ACCEPTABLE TO BENEFICIARY].

THIS LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING, AND SUCH UNDERTAKING SHALL NOT BE IN ANY WAY MODIFIED, AMENDED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN OR IN WHICH THIS LETTER OF CREDIT IS REFERRED TO OR TO WHICH THIS LETTER OF CREDIT RELATES,

Exhibit F—Page 2

AND ANY SUCH REFERENCE SHALL NOT BE DEEMED TO INCORPORATE HEREIN BY REFERENCE ANY DOCUMENT, INSTRUMENT OR AGREEMENT. BANK SHALL HAVE NO OBLIGATION TO INVESTIGATE THE FACTUAL REPRESENTATIONS CONTAINED IN A DRAW REQUEST.

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT THE OFFICES SPECIFIED ABOVE ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED, THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 (THE “UCP 500”).

[SIGNATURE]

Exhibit F—Page 3

ANNEX I

DATE:	REF. NO.

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF	US$

US DOLLARS

DRAWN UNDER	BANK, STANDBY LETTER OF CREDIT
NUMBER NO.	DATED

TO:

(BENEFICIARY’S NAME)

AUTHORIZED SIGNATURE

Annex I—Page 1

ANNEX II

DATE:

TO:	RE:	STANDBY LETTER OF CREDIT
NO. ISSUED BY

L/C AMOUNT:

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE) (ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER (IN THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

(BENEFICIARY’S NAME)

SIGNATURE OF BENEFICIARY

SIGNATURE AUTHENTICATED

Annex II—Page 1

(NAME OF BANK)

AUTHORIZED SIGNATURE

Annex II—Page 2

EXHIBIT G

RESERVED

EXHIBIT H

FORM OF PARK COVENANTS

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EXHIBIT H-1

FORM OF MANAGER ESTOPPEL CERTIFICATE

ESTOPPEL CERTIFICATE

Date:                         , 200

TO:	LTX Corporation (“Tenant”)

RE:	Declaration of Covenants, Easements and Restrictions for 825 University Avenue Business Park, dated as of , 200 Lot (the “Lot”), University Avenue, Norwood [and Westwood], MA

The undersigned, as Manager under the Declaration of Covenants, Easements and Restrictions above described (the “Declaration”), hereby certifies that as of the date hereof:

1. The Declaration is in full force and effect and has not been modified or amended, except as stated above.

2. All required payments from CFRI/Doherty University Avenue, L.L.C., as a Lot Owner pursuant to the Declaration which are due and payable as of the date hereof have been fully paid except and only to the extent hereinafter provided.

3. Manager has not received nor has Manager given any written notice of default regarding said Lot Owner pursuant to the terms of the Declaration, and Manager agrees to give Tenant notice of (i) any default by Lot Owner under the Declaration and (ii) the filing of any lien with respect thereto.

4. The Lease attached hereto as Exhibit A and the Permitted Uses thereunder do not breach or violate the Declaration.

5. The building and all improvements located on the Lot, and the alterations thereto which are to be performed by the Lot Owner under the Lease, have been approved by the Manager in accordance with the Declaration.

Manager: 825 UNIVERSITY AVENUE, L.L.C.

By:
Its
duly authorized and not individually

EXHIBIT I

TENANT SIGNAGE

The LTX logo attached hereto is hereby approved for the following locations:

1.	The area on the existing monument sign shown as “Location for future logo” on the sheet attached hereto called “Main Entrance” by Advanced Signing last revised August 4, 2005.

2.	The locations on the north and west sides of the exterior of the Building shown on the sheets attached hereto called “Revised North Elevation” and “Revised West Elevation” by SGA, both dated December 19, 2005.

EXHIBIT J

SCHEDULE OF SUBSEQUENT PLANS

SUBJECT TO TENANT REVIEW UNDER SECTION 3.2

1. Tenant Improvement Interim Review Set

2. Tenant Improvement Construction Drawings/Permit Set

EXHIBIT K

PRICING ESTIMATE

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